Exhibit 4.16(a)

Translation for information purposes only

EURO DISNEYLAND IN FRANCE – PHASE IA

1 December 2004

PHASE IA CREDIT AMENDMENT AND RESTATEMENT AGREEMENT

Multi-Currency Loan and Letter of Credit Facilities Agreement
dated 5 September 1989

Borrowers

EURO DISNEYLAND S.N.C.
and
EURO DISNEY S.C.A.
and
EURO DISNEY ASSOCIES S.C.A.
and
THE BANKS

Agent
BNP PARIBAS

Legal advisers to the Agent

Slaughter and May
112, avenue Kléber
75116 Paris

Legal advisers to the Borrower
Freshfields Bruckhaus Deringer
2-4, rue Paul Cézanne
75008 Paris

TABLE OF CONTENTS

1.	Definitions

2.	Transitional Period

3.	Partial prepayment and New Outstanding Amounts of Tranche A, Tranche D1 and Tranche D2 Banks

4.	Prepayment in full of Third Party Lenders – New Outstanding Amounts of the Tranche B Banks

5.	Amendment and Restatement of the Agreement

6.	Conditions Precedent

7.	Representations and Warranties

8.	Undertakings

9.	Effective Date

10.	Termination

11.	Agent

12.	Waiver of rights

13.	Costs and Expenses

14.	No Novation

15.	Severability of Provisions

16.	Formalities

17.	Language

18.	Governing law

19.	Jurisdiction

SCHEDULE 1 Banks

SCHEDULE 2 Third Party Lenders Agreements Part One EIB

SCHEDULE 2 Third Party Lenders Agreements Part Two Dexia

SCHEDULE 3 Pledge Agreement Over Receivables (Acte de nantissement de créances)

BETWEEN :

1)                                    EURO DISNEYLAND S.N.C., a French société en nom collectif, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, registered at the Trade and Companies Registry of Meaux under number B 350 141 818,

2)                                    EURO DISNEY S.C.A., a French société en commandite par actions, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, registered at the Trade and Companies Registry of Meaux under number B 334 173 887,

(hereinafter referred to together as the “Borrowers”)

and

OF THE FIRST PART

3)                                    EURO DISNEY ASSOCIES S.C.A., a French société en commandite par actions, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, Seine-et-Marne, registered at the Trade and Companies Registry of Meaux under number B 397 471 822,

(hereinafter referred to as “Euro Disney Associés”)

OF THE SECOND PART,

and

4)            The BANKS whose respective names are set out in Schedule 1,

(hereinafter referred to together as the “Banks” or individually a “Bank”)

OF THE THIRD PART,

and

5)                                    BNP PARIBAS, a French société anonyme, whose registered office is at 16, boulevard des Italiens, 75009 Paris, in its capacity as agent,

(hereinafter referred to as the “Agent”)

OF THE FOURTH PART.

WHEREAS:

(A)                             Pursuant to a multi-currency loan and letter of credit facilities agreement dated 5 September 1989 (the “Agreement”), the Banks granted to the Borrowers a New Revolving Credit Facility, utilisable by way of drawings or by the issue of letters of credit up to an aggregate maximum amount of seven billion French francs, for the purpose of financing the development of Phase IA and the purchase of Additional Land as well as certain operating costs of Euro Disney S.C.A.

(B)                               Since that date, (i) certain amendments (the “Amendments”) have been made to the Agreement by two supplemental agreements dated respectively 10 August 1994 and 17 March 1995 and by requests for consents and waivers relating to the Covenants in particular of 6 September 1999 and (ii) the Banks have agreed to release partially, without payment, the mortgage over assets described in Schedule 2 to the first of the supplemental agreements referred to in (i) above.

(C)                               The Euro Disney Group having encountered new financial difficulties, a memorandum of agreement was signed on 8th June 2004, between Euro Disney S.C.A., EDL Hôtels, Euro Disneyland S.N.C., S.N.C. Hôtelières, The Walt Disney Company, CDC, as well as the Phase IA Banks, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders, represented by their respective agents BNP PARIBAS or CALYON, and approved by the steering committee (subsequently amended following the letter from Euro Disney S.C.A to the Creditors, dated 20 September 2004) set out the measures necessary with a view to restoring the financial balance of the Euro Disney Group; the memorandum of agreement, as amended was accepted by a letter signed by all parties on 30th September, 2004 (the “Memorandum of Agreement”).

(D)                              The Memorandum of Agreement provided for a certain number of measures, including the partial prepayment of the Phase IA Banks, the Phase IB Banks and the Phase IB Lenders (tranche C), an increase in the share capital of Euro Disney S.C.A. and a reorganisation of the Euro Disney Group, consisting of the conversion of Euro Disney Associés S.N.C. into a société en commandite par actions and the transfer by Euro Disney S.C.A. of all or substantially all of its assets and liabilities to Euro Disney Associés, the latter thereby becoming the operator of Disneyland Resort, Paris.

(E)                                The transfer will lead to the extinguishment (by means of “confusion”) of the lease dated 1 July 1994 relating to the lease by Euro Disney Associés S.N.C. of certain of its assets to Euro Disney S.C.A. and a sub-lease dated 30 June 1994 relating the sub-lease by Euro Disney Associés S.N.C. to Euro Disney S.C.A. of the assets subject to the Crédit-Bail Agreement, since the same entity will have the capacity of lessor and lessee on the one hand and lessor and sub-lessee on the other hand, such entity being Euro Disney Associés.

(F)                                As a consequence of the signature of the Memorandum of Agreement and in order to assist its implementation, a certain number of amendments are required to be made to the Agreement; in addition, the parties wish, for the sake of convenience, to produce a consolidated version of the Agreement containing the Amendments, and secondly, to exclude from the text of the Agreement all historical provisions which have become unnecessary, to update certain obsolete references, clarify the drafting of certain clauses, convert the letter of credit facility into a loan facility, convert the revolving credit into a term loan, consolidate the Tranches into one single tranche, and delete the Alternative Currencies.

(G)                               The aim of this agreement is therefore to insert the Amendments into the Agreement, to amend the Agreement in accordance with paragraph (F) above and to restate the Agreement’s unamended provisions.

(H)                              Euro Disney Associés is a party to this agreement in view of the fact that, as a result of the Contribution, it will replace Euro Disney S.C.A. as a borrower.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.                                     Definitions

(A)                             For the application of the Agreement and its Schedules, except where the context otherwise requires, the terms defined in the Contract, the Common Agreement or the Covenants (as the Contract, the Common Agreement, or the Covenants have been modified at the date hereof) have the same meaning as is given to them therein, and, with the exception of the terms defined in the recitals, the following terms have the following meanings:

“Amended and Restated Agreement” means the Agreement as amended and restated pursuant to the provisions of Clause 5 (Amendments and Restatement of the Agreement), the text of which is set out in Schedule 13.

“Amendment Agreement to the CDC Agreement” means the amendment agreement to the CDC Agreement, substantially in the form set out in Schedule 4.

“Amendment Agreement to the Convention sur le Rang” means the amendment agreement to the Convention sur le Rang, substantially in the form set out in Schedule 9.

“Amendment Agreement to the Delegation Agreement” means the amendment agreement to the agreement referred to in (i) of the definition of Delegation Agreements, substantially in the form set out in Schedule 7.

“Amendment Agreement to the Guarantors’ Sharing Agreement” means the amendment agreement to the Guarantors’ Sharing Agreement, substantially in the form set out in Schedule 5.

“Amendment Agreement to the Independent Auditors Agreement” means the amendment agreement to the Independant Auditors Agreement, substantially in the form set out in Schedule 11.

 “Amendment Agreement to the Master Agreement” means the amendment agreement to the Master Agreement between certain parties to the Master Agreement substantially in the form set out in Schedule 6.

“Amendment Agreement to the Subordination Agreement” means the amendment agreement to the subordination agreement between Euro Disney S.C.A., the Priority Creditors and CDC dated 19 October 1999, substantially in the form set out in Schedule 8.

“Amendment and Restatement Agreement to the Common Agreement” means the agreement amending and restating the Common Agreement between the Borrowers, Euro Disney Associés and the Creditors, substantially in the form set out in Schedule 15.

“Amendment to Pledge Agreement” means the amendment to the pledge dated 30 June 1994 between Euro Disney S.C.A., Euro Disney Associés and Euro Disneyland S.N.C. substantially in the form set out in Schedule 8.

“CDC Ordinary Loan Agreement” means the agreement relating to the granting of ordinary loans dated 17th May 1989 between CDC, Euro Disney S.C.A and Euro Disneyland S.N.C as amended by two amendments dated 10th August 1994 and 30th September 1999, and an amended and restated CDC agreement relating to the granting of ordinary loans between CDC, Euro Disney S.C.A. and Euro Disneyland SNC in the form initialled by way of identification by Euro Disney S.C.A and the Agent;

“CDC Participating Loan Agreement” means the agreement relating to the granting of participating loans dated 17th May 1989 between CDC, Euro Disney S.C.A and Euro Disneyland S.N.C as amended by two amendments dated 10th August 1994 and 30th September 1999 and an amended and restated CDC agreement relating to the granting of participating loans between CDC, Euro Disney S.C.A. and Euro Disneyland SNC in the form initialled by way of identification by Euro Disney S.C.A. and the Agent;

“CDC Second Park Agreements” means

(a) the Loan Agreements (tranches A, B, C and D) dated 30th September 1999 between Euro Disney S.C.A and CDC, as amended by amendments dated 18th November 2002, and by amended and restated loan agreements (tranche A, B, C and D) between Euro Disney S.C.A. and CDC, in the form initialled for identification by Euro Disney S.C.A. and the Agent; and

(b) the Loan Agreement (tranche E) between Euro Disney S.C.A and CDC to be entered into no later than the Completion of Share Capital Increase in the form initialled for identification by Euro Disney S.C.A. and the Agent; and

(c) the subordination agreement between Euro Disney S.C.A, the Priority Creditors and CDC dated 19th October 1999 as amended by the Subordination Amendment Agreement and by an agreement amended and restated between Euro Disney Associés S.C.A., the Priority Creditors and CDC in the form initialled for identification by Euro Disney S.C.A. and the Agent.

“Common Agreement” means the common agreement dated 10 August 1994 between Euro Disney S.C.A., acting for itself and for the account of its subsidiaries listed in the schedules thereto, EDL Hotels S.C.A., acting for itself and for the account of its subsidiaries listed in the schedules thereto, Euro Disneyland S.N.C., the SNC Hotel Companies, the Phase IA Banks, CDC, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders.

“Common Agreement Amended and Restated” means the Common Agreement as amended and restated pursuant to the Amendment and Restatement Agreement to the Common Agreement the text of which is annexed thereto.

“Compensation Letter” means the letter substantially in the form of Schedule 24.

“Completion of Share Capital Increase” means, in relation to any of the measures agreed under the Memorandum of Agreement, that the new shares of Euro Disney S.C.A. have been subscribed for, fully paid up in cash and issued, for a gross minimum amount of € 250,000,000, and that the net proceeds have been paid to Euro Disney S.C.A.

“Conference Centre Lease Supplemental Agreement” means the amendment agreement to the real property finance lease dated 15 May 1996 between Centre de Congrès Newport SAS and EDL Hôtels S.CA. relating to the New Port Bay Club conference centre, substantially in the form set out in Schedule 12.

“Contract” means this contract, including its Schedules.

“Contract Date” means the date of the signature of this contract.

“Contribution” means the contribution by Euro Disney S.C.A. of its assets and liabilities to Euro Disney Associés as provided for in the Contribution Agreement.

“Contribution Agreement” means the deed of contribution between Euro Disney S.C.A. and Euro Disney Associés dated 30 September 2004, as amended on 8 November, 2004 and as approved by the extraordinary general meetings of each such company.

“Disney Undertaking” means the letters from The Walt Disney Company and from Disney Enterprises, Inc., substantially in the forms set out in Schedules 19, 20, 21 and 22.

“Euro Disney S.A.S. Undertaking” means (i) the letter from The Walt Disney Company substantially in the form of Schedule 23, and (ii) the letter from the manager (gérant) of Euro Disney S.C.A. annexed to the letter referred to in (i).

“Financial Year” means the period N commencing on 1 October of the calendar year N-1 and ending on 30 September of the following calendar year N. For example, the 2004 Financial Year commences on 1 October 2003 and ends on 30 September 2004.

“Fund Agreement” means the agreement between Euro Disney S.C.A. and Euro Disney Associés, substantially in the form set out in Schedule 14.

“Letter relating to the Master Agreement” means the letter substantially in the form set out in Schedule 25.

“Licence Agreement Supplemental Agreement” means (i) the letter from The Walt Disney Company (Netherlands) BV to Euro Disney S.C.A. dated  28 March 2003, (ii) the amendment agreement n°4 to the Licence Agreement, substantially in the form set out in the Schedule to the Amended and Restated Common Agreement, (iii) the letter from The Walt Disney Company (Netherlands) B.V. to BNP PARIBAS, CALYON and CDC substantially in the form set out in the Schedule to the Amended and Restated Common Agreement and in the letter from The Walt Disney Company (Netherlands) BV to Euro Disney S.C.A. a copy of which is annexed to such letter, and (iv) the letter from Disney Enterprises, Inc. relating to the conditions of renewal or extension of the Licence Agreement substantially in the form of the schedule to the Amended and Restated Common Agreement.

“List of Indebtedness” means the list drawn up as at 30 September 2004 setting out for each of the companies in the Euro Disney Group, the SNC Hotel Companies and the Financing Company, their Indebtedness and set out in Schedule 26.

“New Revolving Credit Facility” means the standby revolving credit facility in a principal amount of €150 million reducing to €100 million as from 1 October 2009 granted by TWDC to Euro Disney S.C.A. on 30 September 2004, a copy of which is contained in Schedule 33.

“Phase IA Advances Amendment and Restatement Agreement” means the agreement amending and restating the Phase IA Partners Advances Agreement, substantially in the form set out in Schedule 16.

“Phase IB Credit Amendment and Restatement Agreement” means the agreement amending and restating the Phase IB Credit Facility Agreement, substantially in the form set out in Schedule 18.

“Phase IB Partners Advances Amendment and Restatement Agreement” means the agreement amending and restating the Phase IB Advances Agreements, substantially in the form set out in Schedule 17.

“Pledge Agreement” means the pledge agreement replacing the pledge agreement dated 30 June 1994 between Euro Disney S.C.A., Euro Disney Associés S.C.A. and Euro Disneyland SNC substantially in the form of Schedule 3.

“Remuneration Agreement” means (i) the letter from Euro Disney SAS and Euro Disney Associés S.C.A. to the Agent, CALYON and CDC substantially in the form set out in the Schedule to the Amended and Restated Common Agreement and (ii) the agreements between Euro Disney S.C.A. and Euro Disney SAS relating to the Management Fees of the management of Euro Disney S.C.A. substantially in the form of Schedules A and B to the letter referred to in paragraph (i).

“Restatement Date” means the date on which all conditions precedent specified in the Common Agreement Amendment and Restatement and which are not waived by the Agent are satisfied.

“Restructuring Commission” means the commission which Euro Disney S.C.A. has undertaken to pay to the Creditors (other than CDC) in relation to the restructuring, pursuant to the provisions of Clause 7.2.1 (Commission) of the Memorandum of Agreement.

“Royalties” means the royalties that the Operating Company must pay to the licensor (as this term is defined in the Licence Agreement) under the Licence Agreement.

“SCA Loan” means the outstanding amounts of sums loaned by the Operating Company under the Contract constituting the Complementary Loan (including the Operating Facility Amount).

“SNC Loan” means the outstanding amounts of sums loaned by the Financing Company under the Contract constituting the Principal Loan.

“Security Deposits” means (i) the amounts paid as deposit by Euro Disney S.C.A. to the Phase IA Banks Agent and pledged by way of gage-espèces in favour of the Phase IA Banks and the CDC by way of security for all sums due and owing in respect of the Phase IA Credit Agreement and the agreement relating to the granting of ordinary loans referred to in the first part of the definition of CDC Ordinary Loan Agreement, and (ii) the sums paid as deposit by EDL Hotels to the Phase IB Credit Agent and pledged by way of gage-espèces in favour of the Phase IB Banks and the Phase IB Lenders as security for all sums due under the Phase IB Credit Agreement and the Phase IB Advances Agreement.

Share Capital Increase Completion Date” means the date of the Completion of Share Capital Increase.

“Steering Committee” means the working group representing creditors of the Senior Debt (other than CDC), set up for the financial restructuring of the Euro Disney Group.

“Standby Revolving Credit Supplemental Agreement” means (i) the amendment agreement to the Standby New Revolving Credit Facility between Disney Enterprises, Inc. (previously named The Walt Disney Company) and Euro Disney S.C.A., substantially in the form set out in Schedule 10 and (ii) from the Share Capital Increase Completion Date, the Promissory Note issued by Euro Disney Associés in an amount of €110 million to Disney Enterprises, Inc. (formerly The Walt Disney Company) in substitution for the New Revolving Credit Facility referred to in (i) of the definition of New Revolving Credit Facility in the Amended and Restated Common Agreement.

“Third Party Lenders Agreements” means the consents given by the Third Party Lenders relating to the methods of prepayments to be carried out pursuant to Clause 4 (Prepayment in full of the Third Party Lenders — New Outstanding Amounts of the Tranche B Banks) substantially in the forms set out in Schedule 2.

“Waiver” means the waiver referred to in the waiver request made by Euro Disney S.C.A. to the Phase IA Banks dated 17 October 2003 and in the Memorandum of Agreement.

(B)                               The provisions of paragraph (B) of Clause 1 (Definitions) of the Agreement apply mutatis mutandis to this Contract.

2.                                     Transitional Period

(A)                               (1)           For each repayment date falling between 1 October 2004 and the Completion of Share Capital Increase Date, the service of the debt under the Agreement (principal, interest, commission, fees and expenses) will be effected pursuant to the provisions of the Agreement; however the terms and conditions of payment of principal (including pursuant to the Third Party Financings) will be those provided for in the Common Agreement Amendment and Restatement.

(2)                                 The total amount applied to repayment of the principal under the Agreement and of amounts applied to the prepayment of the debt from the Security Deposits within the conditions set out in the Common Agreement Amendment and Restatement is equal to 19.618% of the Total Outstanding Amounts as at 1 October 2004, being € 66,749,536.56.

(B)                                 (1)           In the event that the Completion of Share Capital Increase does not take place and subject to the provisions of Clause 10 (Termination) the Waiver period shall be extended until 31 March 2005 or, in the event of consultation pursuant to paragraph (a) of Clause 7.7 (Termination) of the Memorandum of Agreement, until the termination of certain of its provisions in accordance with that Clause.

(2)                                 In the event of the Completion of Share Capital Increase, no Bank shall be entitled to exercise its rights in any way in respect of any of the Events of Default or Potential Events of Default referred to in paragraph (1) above.

3.                                     Partial prepayment and New Outstanding Amounts of Tranche A, Tranche D1 and Tranche D2 Banks

In order to effect the prepayment provided for in Clause 5.1 of the Memorandum of Agreement (Prepayment) and notwithstanding the provisions of the Agreement, the partial prepayment of the Outstanding Amounts of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks, will be carried out in accordance with the following:

(A)                            As from 1 October 2004 and as long as the Completion of Share Capital Increase has not occurred, for every Drawing which is the subject of a new Notice of Borrowing, the Interest Period will be one month.

(B)                             (1)            No later than 2 Business Days prior to the Completion of Share Capital Increase Date, the Agent will give a notice to the Borrowers (copied to the relevant Banks) indicating, for each of the Borrowers:

(a)                                 the amount of principal in respect of the Outstanding Amounts of each of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks which must be prepaid on the Completion of Share Capital Increase Date ; and

(b)                                the amount of interest accrued up to the Completion of Share Capital Increase Date on the amounts of principal referred to in paragraph (a) which must be paid to each of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks on the Completion of Share Capital Increase Date.

(2)                                 The total principal amount of the Outstanding Amounts of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks which must be prepaid is equal, as at 1 October 2004, to € 63,965,559.74 (hereinafter the “Maximum Prepayment Amount”).

(C)                               On the Completion of Share Capital Increase Date, each Borrower will pay to the Agent, for the account of each of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks, the amounts of principal and interest set out in the notice referred to in sub-clause (B)(1). The provisions of sub-clause (B) of clause 32 (Prepayment) of the Agreement will apply in the event that the prepayment takes place other than at the end of an Interest Period.

(D)                              The amounts of principal included in the payment which must be made by each Borrower, pursuant to sub-clause (C) will be paid in accordance with Clause 3 (Prepayment) of the Amendment and Restatement Agreement to the Common Agreement.

(E)                                As a result of the application of the provisions of sub-clause (D) above and sub-clause (A) of Clause 2 (Transitional period):

(1)                                  the Outstanding Amounts of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks will be reduced by the Maximum Prepayment Amount ;

(2)                                 the Outstanding Amounts of each of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks under the SCA Loan and the SNC Loan will be as set out next to its name in Schedule 27 and the parties agree that the distinction between Tranche A, Tranche D1 and Tranche D2 is of mere historical interest, so these three Tranches will be consolidated into one single Tranche A;

(3)                                 the scheduled repayments of the SCA Loan and the SNC Loan, after taking into account the rescheduling of debt provided for in clause 3.7 of the Memorandum of Agreement, shall be as set out in Schedule 28;

(4)                                 without prejudice to the provisions of sub-clause (B) of clause 32 (Prepayment) of the Agreement, the prepayment in respect of the Outstanding Amounts of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks will not result in the payment of any penalty.

4.                                     Prepayment in full of Third Party Lenders – New Outstanding Amounts of the Tranche B Banks

(A)                               (1)           No later than 2 Business Days prior to the Completion of Share Capital Increase Date, the Agent shall give a notice to the Borrowers (copied to the relevant Banks) indicating, for each of the Borrowers:

(a)                               the total principal amount outstanding in respect of each Third Party Financing on the Completion of Share Capital Increase Date; and

(b)                                the total amount of accrued interest on the principal amounts referred to in sub-clause (a) above as at the Completion of Share Capital Increase Date payable to each Third Party Lender on the Completion of Share Capital Increase Date; and

(c)                                  any penalties payable to BEI by reason of such a prepayment; and

(d)                              the amount of commission due to each Tranche B Bank pursuant to clause 22 (Commission on letters of credit) of the Agreement, accrued for the period between the last Quarter Date and the Completion of Share Capital Increase Date, in respect of each Third Party Financing and calculated by reference to the LC Fee Rate applicable to its LC Commitment; and

(e)                               the amount of the Drawing to be made by each Borrower from the Tranche B Banks on the Completion of Share Capital Increase Date, being €7,872,098.92 for the Financing Company and €3,534,496.14 for the Operating Company.

(2)                                 The amount of the outstanding Third Party Financings to be prepaid with the Security Deposit is, as at 1 October 2004, equal to €2,783,976.82 (hereinafter the “Maximum Third Party Lenders Prepayment Amount”).

(B)                               On the Completion of Share Capital Increase Date, each Borrower shall pay to the Third Party Lenders the amounts of principal and interest, together with any applicable penalties, specified in the notice issued pursuant to sub-clause (A)(1) above.

(C)                               The amounts of principal to be paid by each Borrower pursuant to sub-clause (B) above shall be paid and applied in the manner provided for in the Common Agreement Amendment and Restatement:

(D)                              As a result of the application of the provisions of sub-clause (C) above and sub-clause (A) of Clause 2 (Transitional period):

(1)                                 the outstanding amount owed to each Third Party Lender shall be reduced to zero;

(2)                                 each of the Tranche B Banks will have an Outstanding Amount equal to the sum appearing next to its name in Schedule 27, and the parties agree that

Tranche B and Tranche A have no further purposes so these two Tranches shall be consolidated into one single tranche;

(3)                                 the repayment schedule of the SCA Loan and the SNC Loan, after taking into account the rescheduling of debt provided for in clause 3.7 (Rescheduling of debt) of the Memorandum of Agreement shall be as set out in Schedule 28;

(4)                                 the prepayment of outstanding principal amounts in respect of the Third Party Financings shall not give rise to the payment of any penalty other than those provided for in sub-clause (A)(1)(c).

5.                                     Amendment and Restatement of the Agreement

The parties hereby agree:

(A)                              to produce a consolidated version of the Agreement including the Amendments; and

(B)                                to amend such consolidated version so as to:

(1)                                 remove from the text any obsolete provision, update certain out-of-date references, clarify the drafting of certain clauses, change the letter of credit facility to a loan facility, consolidate Tranches A, B D1 and D2 into one Tranche, to convert the revolving facility to a term loan facility and to remove the Alternative Currency; and

(2)                                 to implement the Memorandum of Agreement; and

(C)                               to restate, on the Restatement Date, the remaining terms of the Agreement which have not been amended,

all of which upon the terms of the Amended and Restated Agreement.

6.                                     Conditions Precedent

The entry into force of this Contract is subject (to the extent set out in Clause 9 (Effective Date)) to the receipt by the Agent of the following documents and payments and to the confirmation by the Agent that these documents and payments are in all respects satisfactory, provided that the Agent shall have the discretion, acting on the instruction of the Majority Banks, to waive any of the following conditions:

(A)                             by no later than 1 December 2004:

(1)                                 the payment or repayment of (i) the part of the Restructuring Commission payable on the Effective Date (as defined in the Memorandum of Agreement) and (ii) all costs and ancillary expenses payable under the Agreement.

(2)                                 an original copy executed by all the parties thereto, or a copy certified as being true, complete and up-to-date, of the following documents:

(a)                                  the agreement relating to the grant of ordinary loans as amended and restated referred to in the second part of the definition of CDC Ordinary Loan Agreement;

(b)                                 the agreement relating to the grant of participating loans as amended and restated referred to in the second part of the definition of CDC Participating Loan Agreement;

(c)                                  Remuneration Agreement;

(d)                                 Pledge Agreement;

(e)                                  agreement in principle of the Tax Administration in relation to the surrender (without limitation) of the tax losses of Euro Disney S.C.A to Euro Disney Associés, a copy of which is set out in Schedule 32;

(f)                                    amendment agreement to the account balances pledge agreement (acte de nantissement de soldes de comptes) (Phase IA Credit) substantially in the form of Schedule 30 (parts 1 and 2);

(g)                                 Amendment Agreement to the CDC Agreement;

(h)                                 Amendment Agreement to the Guarantors’ Sharing Agreement;

(i)                                     Amendment Agreement to the Delegation Agreement;

(j)                                     Amendment Agreement to the Convention sur le Rang;

(k)                                  Standby Revolving Credit Supplemental Agreement;

(l)                                     Waiver of debt deed pursuant to which Disney Enterprises, Inc, waives repayment of debts for an amount of €10 million dated 1 October 2004;

(m)                               Agreements providing for the termination of the Conditional Partnership Share Sale Agreement and the escrow arrangements relating thereto;

(n)                                 Conference Centre Lease Supplemental Agreement;

(o)                                 Licence Agreement Supplemental Agreement;

(p)                                 the loan agreements (tranches A, B, C and D) referred to in the second part of (a) of the definition of CDC Second Park Agreements;

(q)                                 Amendment Agreement to the Subordination Agreement;

(r)                                    amended and restated subordination agreement referred to in the second part of paragraph (c) of the definition of CDC Second Park Agreements;

(s)                                  Amendment and Restatement Agreement to the Common Agreement;

(t)                                    Phase IA Advances Amendment and Restatement Agreement;

(u)                                 Phase IB Credit Amendment and Restatement Agreement;

(v)                                 Phase IB Partners Advances Amendment and Restatement Agreement;

(w)                               Disney Undertaking letter;

(x)                                   Euro Disney S.A.S. Undertaking letters;

(y)                                 Compensation Letter;

(z)                                   the New Revolving Credit Facility;

(aa)                            legal opinions of Freshfields Bruckhaus Deringer, legal advisers to the Borrowers as to French law; of Cleary Gottlieb Steen & Hamilton, external legal advisers in certain areas to TWDC, Disney Enterprises, Inc., Euro Disney Investments, Inc., EDL SNC Corporation, Euro Disney Investments SAS, EDL Corporation SAS and Euro Disney Associés S.C.A. (formerly Euro Disney Associés SNC) as to New York, Delaware and French law; substantially in the form of Schedule 31, of De Brauw Blackstone Westbroek, legal adviser to the Agent as to Dutch law and Slaughter and May, legal advisers to the Agent as to French law;

(3)                                          satisfaction of the following conditions precedent to the entry into force of the following agreements, subject to such provisions as are conditional on the Completion of Share Capital Increase and/or the Contribution at the latest on the Completion of Share Capital Increase Date:

(a)                                  Amendment and Restatement Agreement to the Common Agreement;

(b)                                 Phase IB Credit Amendment and Restatement Agreement;

(c)                                  Phase IB Partners Advances Amendment and Restatement;

(d)                                 Phase IA Advances Amendment and Restatement Agreement;

(e)                                  CDC agreement relating to the grant of ordinary loans as amended and restated referred to in the second part of the definition of CDC Ordinary Loan Agreement

(f)                                    CDC agreement relating to the grant of participating loans as amended and restated referred to in the second part of the definition of CDC Participating Loan Agreement

(g)                                 loan agreements (tranches A, B, C and D) referred to in paragraph (a) of the definition of CDC Second Park Agreements;

(h)                                 amended and restated subordination agreement referred to in the second part of paragraph (c) of the definition of CDC Second Park Agreements;

(B)                                at the latest on the Share Capital Increase Completion Date:

(1)                                          the payment or repayment of (i) the part of the Restructuring Commission payable on the Share Capital Increase Completion Date and (ii) all costs and ancillary expenses payable under the Agreement.

(2)                                          an original copy executed by all the parties thereto, or a copy certified as being true, complete and up-to-date, of the following documents:

(a)                                 Third Party Lenders’ Consent;

(b)                                 Amendment Agreement to the Independent Auditors Agreement;

(c)                                  copy of a “Promissory Note” remitted to Disney Enterprises, Inc. pursuant to the Standby Revolving Credit Supplemental Agreement;

(d)                                 certificate from PricewaterhouseCoopers, statutory accountants to Euro Disney Associés, providing that immediately before the Completion of Share Capital Increase Date, Euro Disney Associés had no debt owing either to Euro Disney Investments Inc and EDL S.N.C. Corporation or to Euro Disney Investments SAS, EDL Corporation SAS and Euro Disney Commandité SAS;

(e)                                  certificate of the funds depositary evidencing the Completion of Share Capital Increase;

(f)                                    irrevocable instructions given to the bank of either Euro Disney S.C.A or Euro Disney Associés to pay to (i) CDC the sums referred to in clause 5.1.2 (CDC Ordinary Loans) of the Memorandum of Agreements; and (ii) to Disney Enterprises, Inc. interest accumulated on the Revolving Credit Line between the last interest payment date at the date of this Agreement and the Share Capital Increase Completion Date;

(g)                                (i)            letters issued by the French Tax Authorities confirming that the provisions remaining in effect of the letters of interpretation of 1987, 1988, 1994 and 1999 will remain in force to the extent necessary after implementation of the Contribution;

(ii)                                 letter signed by the French Tax Authorities confirming that the previous agreements obtained on the financing structure of the Magic Kingdom will not cease to apply following the changed tax profile of Euro Disneyland S.N.C.;

(iii)                            in the event of the letters in (i) and (ii) not being obtained, informal confirmations by the French Tax Authorities in respect thereof indicating that the letters referred to in (i) and (ii) will be issued shortly after the Completion of Share Capital Increase, in terms deemed satisfactory by the Agent acting reasonably;

(h)                                 Amendment Agreement to the Master Agreement;

(i)                                     Contribution Agreement without material amendment by reference to that dated 30 September 2004, as amended on 8 November 2004;

(j)                                     loan agreement (tranche E) referred to in (b) of the definition of CDC Second Park Agreements;

(k)                                  Funds Agreement;

(l)                                     Letter relating to the Master Agreement.

(3)                                          certificates from each Borrower and from Euro Disney Associés:

(a)                                  indicating the names of those persons who, at the date of such certificate, have power to act in the name of the respective companies in respect of the Financing Documents, stating the extent of their respective powers and including specimen signatures;

(b)                                 representing and warranting that as at the certificate date, (i) the relevant company has not signed, and does not intend to sign any document other than those contemplated by this Contract; (ii) each representation or warranty made or given pursuant to clause 46 (Representations and Warranties) of the Agreement as well as pursuant to paragraph (A) of Clause 7 (Representations and Warranties) are true and correct; and, (iii) no Event of Default or Potential Event of Default other than those set out in the Waiver has occurred and is continuing.

(4)                                          certificates from Euro Disney S.C.A. :

(a)                                  confirming that the documents listed in clause (A)(2) paragraphs (a) to (d), (k), (l) to (r), (t) to (x), (y), (z) and (aa) and in clause (B) (2) paragraphs (a), (c), (g) and (h) to (l) have been signed and are in force;

(b)                                 confirming that the List of Indebtedness is true and complete as at the date at which such List of Indebtedness was drawn up and certifying that other than the indebtedness resulting from the New Standby New Revolving Credit Facility, the indebtedness of the companies of the Euro Disney Group has not increased between such date and the last calendar day of the month preceding such certificate;

(5)                                          satisfaction of all of the conditions precedent to the entry into force of all the provisions of the following agreements:

(a)                                  Amendment and Restatement Agreement to the Common Agreement;

(b)                                 Phase IB Credit Amendment and Restatement Agreement;

(c)                                  Phase IB Partners Advances Amendment and Restatement;

(d)                                 Phase IA Advances Amendment and Restatement Agreement;

(e)                                  agreement relating to the grant of ordinary loans as amended and restated referred to in the second part of the definition of CDC Ordinary Loan Agreement

(f)                                    agreement relating to the grant of participating loans as amended and restated referred to in the second part of the definition of CDC Participating Loan Agreement

(g)                                 loan agreements (tranches A, B, C and D) as amended and restated referred to in the second part of paragraph (a) of the definition of CDC Second Park Agreements;

(h)                                 amended and restated subordination agreement referred to in the second part of paragraph (c) of the definition of CDC Second Park Agreements;

(6)                                          satisfaction of the conditions precedent specified in the letter of conditional agreement from the Tax Authorities dated 18 November 2004, namely, providing:

•                  the definitive items relating to the business contributed;

•                  the income returns of Euro Disney S.C.A. and of its group for the Financial Year ended 30 September 2004, of the nature and amount at that date of the transactions neutralised in the context of the tax integration since the creation of the group;

•                  the letter to be sent within the period provided by law to the large business division giving notice of the withdrawal of ED Resort from the scope of the Euro Disney S.C.A. tax group with effect from 1 October 2004;

(7)                                          certificate of Euro Disney Associés confirming that the Contribution is in full force and effect and guaranteeing that (i) all the formalities relating to the Contribution to be undertaken before the Share Capital Increase Date have been carried out, (ii) Euro Disney Associés has good title to all assets, rights and obligations transferred in accordance with the Contribution Agreement and (iii) there are no assets and liabilities, other than those excluded by the Contribution Agreement, which have not been transferred to Euro Disney Associés;

The Agent is authorised to remit a copy of any of the above documents to the CDC and to CALYON, as agent of the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders.

7.                                     Representations and Warranties

Each Borrower and Euro Disney Associés represents and warrants in respect of itself to the Agent and the Banks that at the Contract Date:

(A)                              the entering into and the performance by it of its obligations under the agreements and documents referred to in Clause 6 (Conditions Precedent), to which it is a party:

(1)                                 are in all respects within its legal capacity as a company and have been duly authorised and all necessary action in this respect has been taken or will be taken at the latest by (i) the Completion of Share Capital Increase Date in relation to the documents which the Memorandum of Agreement provides will enter into force on that date and (ii) the Effective Date in relation to all other documents;

(2)                                 do not in any respect violate any applicable law;

(3)                                 do not in any respect violate its statuts; and

(4)                                 will not in any respect constitute a default under the Master Agreement, or under any agreement to which either of them or the Phase IA business or the Phase IA Assets are subject;

(B)                                all authorisations required to enable each Borrower and Euro Disney Associés to enter into and perform its obligations under any of the documents referred to in sub-clause (A) above have been granted or obtained, or will have been granted or obtained, at the latest by (i) the Completion of Share Capital Increase Date in relation to the documents which the Memorandum of Agreement provides will enter into force on that date and (ii) the Effective Date (as defined in the Memorandum of Agreement) in relation to all other documents;

(C)                                all its obligations under the Agreement as amended and restated by this Contract rank and will at all times rank at least pari passu with the CDC Ordinary Loans as amended on the Share Capital Increase Completion Date by the amended and restated agreement relating to the granting of ordinary loans referred to in the second part of the definition of the CDC Ordinary Loans Agreement and CDC has and will at all times have, except only to the extent provided for in the Master Agreement, the CDC Loan Agreements and the Guarantors’ Sharing Agreement as amended after the

Completion of Share Capital Increase Date, no recourse against the Borrowers or Euro Disney Associés other than such recourse as is available to the Banks in respect of either Borrowers’ obligations under the Financing Documents;

(D)                               each of the agreements referred to in clause 6 (Conditions Precedent) above, once in full force and effect, will constitute legally valid and binding obligations of either the Borrower or Euro Disney Associés (whichever is a party thereto) in accordance with their terms;

(E)                                 there are no proceedings pending before any court, arbitrator, tribunal, administrative or governmental authority or other body having authority over it and, to its knowledge, no judgement or award has been given or made by any such authority which would be likely to have a material adverse effect on its ability to perform its obligations under any agreement listed in Clause 6 (Conditions Precedent) or its financial condition or the financial condition of the Borrowers;

(F)                                 since 1 January 2003, no amount has been paid by way of Management Fees and no Royalty due pursuant to the Licence Agreement has been paid by Euro Disney S.C.A.;

(G)                                no guarantee, security (cautionnement) or any Security Interest given to secure the obligations of persons other than themselves is in force, except for those provided in the Financing Documents or documents listed in Clause 6 (Conditions Precedent).

8.                                     Undertakings

(A)                             The Borrowers undertake that from the Contract Date until the Completion of Share Capital Increase Date or, if the latter has not occurred by 31 March 2005 (or any later date agreed in accordance with paragraph (b) of clause 7.7 (Termination) of the Memorandum of Agreement, until the date of termination of this Contract:

(1)                                 not to make any payment in respect of Royalties and Management Fees due in respect of the 2004 Financial Year or the last three quarters of the 2003 Financial Year;

(2)                                 in relation to the CDC Second Park Agreements:

(a)                                  not to make any payment in respect of interest due to CDC on 31 December 2004 pursuant to the CDC Second Park Agreements, unless the Completion of Share Capital Increase Date occurs prior to 31 December 2004 in which case such interest will be paid on 31 December 2004;

(b)                                 prior to 30 June 2005, not to make any payment in respect of interest due to CDC for the years 2001 to 2003 pursuant to the CDC Second Park Agreements;

(3)                                  in relation to development investments: during the period between 1 April 2004 and 31 March 2005, not to enter into any commitments, in respect of development investments as well as investments authorised in accordance with the Covenants, for an amount exceeding €90,000,000 excluding taxes over such period;

(4)                                  in relation to the Standby New Revolving Credit Facility:

(a)                                 not to make any borrowing from the Effective Date (as defined in the Memorandum of Agreement;

(b)                                to maintain amounts outstanding at a minimum amount of either €120,000,000 or, with effect from the Effective Date (as defined in the Memorandum of Agreement), €110,000,000;

(5)                                 in relation to the security deposit referred to in (ii) of the definition of Security Deposit, and subject to the provisions of Clause 2 (Transitional Period), to maintain the total amounts outstanding thereof at €66 million (excluding accrued interest);

(6)                                 in relation to the New Revolving Credit Facility, in the event that the agreement is terminated, to comply with the subordination provisions relating to borrowings which have been made up to the date of termination of the Contract, up to an amount of €57,700,000.

(B)                               In the event that any of the undertakings in sub-clause (A) above is breached, the Agent may, acting upon the instructions of the Majority Banks, terminate this Contract.

(C)                               The Borrowers undertake as follows:

(1)                                 in relation to the Contribution, to effect the formalities which remain to be effected after the Completion of Share Capital Increase Date;

(2)                                 to supply to the Agent the following documents by no later than 15 December 2004:

(a)                                 a copy, certified as being true, complete and up to date by a duly authorised representative of the relevant company, of the following documents:

(i)                                   the statuts of each Borrower, Euro Disney Associés, TWDC, Disney Enterprises, Inc., Euro Disney Investments Inc, EDL S.N.C. Corporation, Euro Disney Investments SAS, EDL Corporation SAS and Euro Disney Commandité SAS amended in relation to Euro Disney Associés, to reflect its change in status to a société en commandite par actions and, the capitalisation of all sums due by it in principal and interest, as at 30 September 2004 to its partners;

(ii)                                minutes of any meetings of the relevant bodies of the Borrowers, Euro Disney Associés, TWDC, Disney Enterprises, Inc., Euro Disney Investments Inc, EDL S.N.C. Corporation, Euro Disney Investments SAS, EDL Corporation SAS and

Euro Disney Commandité SAS authorising, in relation to the Financing Company, the signature of this Contract, the Common Agreement Amendment and Restatement and the Phase IA Partners’ Advance Amendment and Restatement and all other documents to be signed by the Financing Company pursuant to such agreements, and, in relation to Euro Disney S.C.A., Euro Disney Associés, TWDC, Disney Enterprises, Inc., Euro Disney Investments Inc, EDL S.N.C. Corporation, Euro Disney Investments SAS, EDL Corporation SAS and Euro Disney Commandité SAS, the implementation of the provisions relating to the financial and legal restructuring as provided for in the Memorandum of Agreement and this Contract, including the signature of the Contribution Agreement, this Contract, and all documents which are contemplated by such documents and which require their signature;

(b)                            (i)                                       an extract (extrait K-bis) from the relevant Registry of Trade and Companies in respect of each Borrower, Euro Disney Associés and Euro Disney Investments SAS, EDL Corporation SAS and Euro Disney Commandité SAS, reflecting in the case of Euro Disney Associés, its change of status to a société en commandite par actions;

(ii)                                a certificate equivalent to an extrait K-bis from the relevant competent authority in respect of TWDC, Disney Enterprises, Inc., Euro Disney Investments Inc and EDL S.N.C. Corporation;

(3)                                 to provide all documents or certificates and to deliver all documents or attestations and sign all amendments to notarial agreements, providing, in particular, for the granting of mortgages relating to the mortgages referred to in clause 5 (Drawings under the Main Facility) and clause 6 (Drawings under the Standby Facility) of the Agreement which may be necessary by reason of the amendments made to the Agreement, and to carry out all subsequent formalities, in particular, as regards the modification of the bordereaux d’inscriptions (inscription certificates) in the three months following the Share Capital Increase Completion Date;

(4)                                 to supply to the Agent, within 8 days after reception, a certified copy of the definitive letter of agreement from the Tax Authorities for the transfer of the overall losses of Euro Disney S.C.A. as at 30 September 2003, increased or decreased by the overall tax group loss or profit as at 30 September 2004 and by the additions or deductions to be effected pursuant to articles 223 F 3rd paragraph, R and S of the general tax code.

(D)                              On the fifth day following the Completion of Share Capital Increase Date, each Borrower shall pay to the Agent for the account of the relevant Banks, in accordance with Clause 38 (Payments by the Borrowers) of the Amended and Restated Agreement, an additional amount of interest being the difference between (x) the applicable Margin prior to 1 October 2004 multiplied by the amount of the Total Outstanding Amount due and owing by the relevant Borrower on 1 October 2004, as reduced to take into account the payment of any scheduled repayments made in accordance with Clause 2 (Transitional period) and following the prepayment carried out in accordance with Clause 3 (Partial Prepayment and New Outstanding Amounts of the Tranche A Banks, the Tranche D1 Banks and the Tranche D2 Banks) and (y) the portion of the interest representing the margin applicable before 1 October 2004 actually paid by such Borrower since 1 October 2004 in respect of such Total Outstanding Amount.

At least 2 Business Days after the date of payment of these amounts, the Agent will notify the Borrowers and the relevant Banks of the amount of such additional interest.

9.                                     Effective Date

(A)                             The provisions of the Contract other than those in Clauses 3 (Partial prepayment and new Outstanding Amounts of Tranche A, Tranche D1 and Tranche D2 Banks), 4 (Payment in full of Third Party Lenders – new Outstanding Amounts of the Tranche B Banks) and 5 (Amendment and Restatement of the Agreement) and paragraph (D) of Clause 8 (Undertakings) will become effective on the date on which all the conditions precedent set out in paragraph (A) of Clause 6 (Conditions Precedent) have been satisfied.

(B)                               The provisions of Clauses 3 (Partial prepayment and new Outstanding Amounts of Tranche A, Tranche D1 and Tranche D2 Banks), 4 (Payment in full of Third Party Lenders – new Outstanding Amounts of the Tranche B Banks) and 5 (Amendment and Restatement of the Agreement) and paragraph (D) of Clause 8 (Undertakings) will enter into force on the Share Capital Increase Completion Date with retroactive effect from 1 October 2004 in respect of the provisions of Clause 3 (Partial Prepayment and new Outstanding Amounts of Tranche A, Tranche D1 and Tranche D2 Banks) and paragraph (D) of Clause 8 (Undertakings), subject to all the conditions precedent referred to in paragraph (B) of Clause 6 (Conditions precedent) having been satisfied.

10.                              Termination

(A)                             In the event that the Completion of Share Capital Increase or completion of the Contribution has not taken place by 31 March 2005, and if, at the end of the consultation procedure provided for in paragraph (a) of clause 7.7 (Termination) of the Memorandum of Agreement, certain provisions of the Memorandum of Agreement have been terminated in accordance with paragraph (b) of clause 7.7 (Termination), this Contract will be terminated.

The termination of this Contract will take effect from the date on which the termination of such provisions of the Memorandum of Agreement referred to above takes effect.

(B)                               In the event of a breach of the undertakings set out in paragraph (A) of Clause 8 (Undertakings), the provisions of paragraph (B) of Clause 8 (Undertakings) will be applicable.

(C)                               In the event that the conditions precedent provided for in paragraph (A) of Clause 9 (Effective Date) are not satisfied before 1 December 2004, the Agent, acting on the instructions of the Majority Banks, shall have the right to terminate this Contract.

11.                              Agent

Each Bank individually represents and warrants to the Agent and to each member of the Steering Committee set up in respect of the negotiation of the Memorandum of Agreement, that it has made its own investigations into the financial situation and activities of the Borrowers and into Phase IA, the Additional Land and the Project without relying on the Agent or the Steering Committee; furthermore each Bank represents and warrants that it has not relied upon any opinion given by the Agent or the Steering Committee in relation to this Contract, its Schedules, the Common Agreement Amendment and Restatement and its schedules, the other contracts, consents and documents listed in Clause 6 (Conditions precedent), and all other documents, agreements or consents signed or entered into by reason of the signature of the Contract or the Memorandum of Agreement.

12.                              Waiver of rights

Notwithstanding the provisions of article L.221-1 of the commercial code, but so that no provision of this Contract or of the Agreement is limited in its application, the Agent and each Bank waive individually and collectively, expressly and irrevocably, all rights it may have or believe it may have against any partner of the Financing Company with respect to any obligation of the Financing Company pursuant to this Contract and the Agreement.

13.                              Costs and Expenses

The Operating Company undertakes to reimburse all costs and expenses incurred by the Agent in accordance with the provisions of clause 7.2.2 (Costs) of the Memorandum of Agreement and of clauses 39 (Expenses), 40 (Execution costs) and 41 (Fees and expenses) of the Agreement including notarial fees and expenses and including those relating to the changing of the copies exécutoires nominatives into copies exécutoires à ordre, so far as necessary.

14.                              No Novation

Clauses of the Agreement which are not expressly amended by the terms of this Contract or as contemplated herein shall remain unchanged.  This Contract does not effect a novation in respect of the indebtedness under the Agreement.

15.                              Severability of Provisions

The invalidity, illegality or unenforceability of any provision of this Contract in any relevant jurisdiction shall not affect the validity, legality or enforceability of that provision in any other jurisdiction or any other provision of this Contract, the Agreement or the Amended and Restated Agreement.

16.                              Formalities

This Contract, the Amendment Agreement to the Convention sur le Rang and the Amended and Restated Agreement shall be deposited at the offices of Pacal Dufour, Jean-Pierre Benoist and Claudine Savary, Notaries, situated at 15 boulevard Poissonnière, 75002 Paris and restated, indicating the changes required to be made ot the mortgage documents as a result of the amendments to the Agreement.

17.                              Language

This Contract has been drawn up and executed in the French language and the French text shall prevail in the event of any discrepancy between such text and any version thereof which may exist in another language.

18.                              Governing law

This Contract is governed by, and shall be construed in accordance with, French law.

19.                              Jurisdiction

Any dispute between the parties arising from this Contract, including, without limitation, disputes relating to the validity or the interpretation thereof, or the performance by any party of its obligations hereunder shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

Signed in Paris

On 1 December 2004

in 6 original copies

Euro Disney S.C.A	Euro Disney Associés S.C.A.

by Jeffrey R. Speed	by Jeffrey R. Speed

Euro Disneyland S.N.C

by Dominique Le Bourhis

BNP PARIBAS

acting in its capacity as Agent in the name and for the account of the Phase IA Banks, the names of which are set out in Schedule 1, by Martine Aubert and Olivier Jean

SCHEDULE 1

Banks

TRANCHE A

Banco Santander Hispano SA

Bank of America N.A.

Bank of Scotland

Banque Federative du Credit Mutuel

Bayerische Hypo-und Vereinsbank

BNP PARIBAS (France)

B.R.E.D. Banque Populaire

CALYON

Credit Agricole SA

Credit Foncier de France

Credit Industriel et Commercial

Credit Suisse First Boston

Deutsche Bank A G

Dresdner Bank AG

Goldman Sachs Paris Inc

JPMorgan Chase Bank N A

Morgan Stanley Bank International Ltd

Natexis Banques Populaires

TRANCHE B

Bank of Nova Scotia

TRANCHE D1

Banco Santander Hispano SA

Bank of America N.A

Bayerische Hypo-und Vereinsbank

B.N.P. Paribas (USA)

CALYON

Credit Agricole SA

Credit Suisse First Boston

Deutsche Bank A G

Goldman Sachs Paris Inc

Morgan Stanley Bank International Ltd

Natexis Banques Populaires

TRANCHE D2

Bank of Scotland

Citibank NA New York

Credit Suisse First Boston

Goldman Sachs Paris Inc

SCHEDULE 2

Third Party Lenders Agreements
Part One
EIB

[This exhibit only exists in French and absent a translation into English is summarized as follows:

An agreement among the European Investment Bank (EIB), as the Third Party Lender, BNP PARIBAS, as agent for the Phase IA Banks, and the Borrowers (Euro Disneyland SNC and Euro Disney Associés SCA), whereby EIB agrees to the prepayment of the Financing Contracts to be carried out pursuant to Clause 4 of the Phase IA Credit Amendment and Restatement Agreement (Prepayment in full of Third Party Lenders – New Outstanding Amounts of the Tranche B Banks).]

SCHEDULE 2

Third Party Lenders Agreements
Part Two
Dexia

[This exhibit only exists in French and absent a translation into English is summarized as follows:

An agreement among the Dexia Crédit Local (Dexia), as the Third Party Lender, BNP PARIBAS, as agent for the Phase IA Banks, and the Borrowers (Euro Disneyland SNC and Euro Disney Associés SCA), whereby Dexia agrees to the prepayment of the Financing Contracts to be carried out pursuant to Clause 4 of the Phase IA Credit Amendment and Restatement Agreement (Prepayment in full of Third Party Lenders – New Outstanding Amounts of the Tranche B Banks).]

SCHEDULE 3

Pledge Agreement Over Receivables
(Acte de nantissement de créances)

[This exhibit only exists in French and absent a translation into English is summarized as follows:

An agreement among Euro Disneyland SNC and Euro Disney Associés SCA, and Euro Disney SCA, which replaces the pledge agreement dated 30 June 1994 among the same parties, and under which, effective from the date of the completion of the Contribution, Euro Disney Associés SCA pledges in favour of Euro Disneyland SNC all of its accounts receivable under the Phase IA Inter-Company Loan, in order to secure its payment obligations vis-à-vis Euro Disneyland SNC under the Finance Lease Agreement.]

SCHEDULE 4

Amendment Agreement to the CDC Agreement

AMENDMENT AGREEMENT N°2 TO THE CDC AGREEMENT

BETWEEN :

1)                                     La Caisse des Dépôts et Consignations, a special French institution created by the Law of 28 April 1816 as incorporated into articles L.518-7 of the Financial and Monetary Code, whose principal office is situated at 56, rue de Lille, 75007 Paris, hereinafter referred to as the “CDC”,

AND

2)                                     The Banks that are parties to the Phase IA Credit Facility, represented for the purposes of the present amendment agreement by BNP PARIBAS, société anonyme, whose registered office is at Paris 9ème, 16, boulevard des Italiens, acting in its capacity as Agent of the Banks

WHEREAS :

I.                                        Pursuant to an agreement relating to the granting of ordinary loans dated 17 May 1989 between the CDC, Euro Disney S.C.A. and Euro Disneyland S.N.C. as amended by two amendment agreements dated 10 August 1994 and 30 September 1999 and by an amended and restated agreement relating to the granting of ordinary loans dated 1 December 2004 the entry into force of which is conditional upon the completion of the Contribution and the Completion of the Share Capital Increase (the “CDC Ordinary Loan Agreement”), the CDC granted Euro Disney S.C.A. and Euro Disneyland SNC (the “Borrowers”) the possibility of entering into loans on special conditions, known as “ordinary loans”.  The principal amount of the ordinary loan to the Operating Company as at 30 September 2004 was €40,604,698.63 and the principal amount of the ordinary loan to the Financing Company as at 30 September 2004 was €86,851,852.43.

As security for the amounts which could be owed to the CDC by the Borrowers pursuant to the CDC Ordinary Loan Agreement, the Borrowers undertook to provide guarantees (garanties) and security interests relating to movable assets (sûretés mobilières) as provided for in clauses 9.1 and 9.3 of the CDC Ordinary Loan Agreement.

II.                                    Pursuant to the multi-currency loan and letter of credit facilities agreement dated 5 September 1989 between Euro Disney S.C.A., Euro Disneyland SNC and the Banks (as amended by amendment agreements dated 10 August 1994, 17 March 1995 and amended and restated by a Phase IA credit amendment and restatement agreement dated 1 December 2004) (the “Phase IA Credit Facility”), the Banks granted Loans to the Borrowers of a total principal amount, at the Restatement Date, (as defined in the Phase IA Credit Facility) of € 273,488,244.34.

As security for the amounts which could be owed to the Banks pursuant to the Financing Documents, the Borrowers undertook to provide the Banks notably with the guarantees

(garanties) and the security interests relating to movable assets (sûretés mobilières) as provided for in paragraphs (C) to (F) clause 3 (Security), of the Phase IA Credit Facility.

III.                                By an agreement (acte sous seing privé) dated 30 October 1989 (the “CDC Agreement”), the CDC and the Banks agreed (i) that the Agent of the Banks would act as common agent (mandataire commun) of the Banks and of the CDC in respect of everything relating to the Security Interests (Sûretés) and the Guarantees (Garanties) and (ii) the conditions and methods of allocation between the Banks and the CDC of the proceeds of the enforcement of the Security Interests (Sûretés) and the Guarantees (Garanties).  The CDC Agreement was amended by a first amendment agreement dated 10 August 1994.

IV.                                As indicated in paragraphs I and II of the above recitals, the CDC Ordinary Loan Agreement was amended by an agreement relating to the granting of ordinary loans dated 1 December 2004 the entry into force of which is conditional upon the completion of the Contribution and the Completion of the Share Capital Increase and the Phase IA Credit Facility was amended by a Phase IA credit amendment and restatement agreement dated 1 December 2004 (the “Phase IA Credit Amendment and Restatement Agreement”).

NOW, THEREFORE, IT IS HEREBY AGREED as follows :

1.                                      Expressions having a capital letter in the present amendment agreement, except where an express contrary intention is indicated, have the meaning given in the CDC Agreement, the Amendment and Restatement Agreement to the Common Agreement (as defined in the Phase IA Credit Facility) and the Phase IA Credit Facility.

2.                                      The Banks acknowledge that they are aware of all provisions of the CDC Ordinary Loan Agreement and the CDC acknowledges that it is aware of all provisions of the Phase IA Credit Amendment and Restatement Agreement.

3.                                      The provisions of the CDC Agreement are amended as follows:

(A)                              all references to the terms “CDC Loan(s)” and “Credit Facility” shall be considered respectively as being references to the Ordinary Loans other than the B Ordinary Loan to the Financing Company (except as regards the delegations of the insurance companies in respect to which this exclusion will not apply) and to the Phase IA Credit Facility;

(B)                                the wording of the definition of “Security Interests and Guarantees” given in clause 1 — Definitions is replaced by the following wording: “Security Interests and Guarantees” means the guarantees (garanties) and security interests in movables (sûretés mobilières) referred to (i) in clause 9.1, paragraphs (A) to (E), of the CDC Ordinary Loan Agreement and (ii) in clause 3, paragraphs (C) to (F), of the Phase IA Credit Facility, as well as, except by agreement between the parties to the present Agreement, every guarantee or security interest in movables which may be provided to the Banks or to the CDC by one or other of the Borrowers in addition to or as a replacement for one of the above”;

(C)                                in clauses 2.2, 4.3 and 5(a), references, as the case may be, to clause 56 of the Phase IA Credit Facility or to clause 56(I)(1) of the Phase IA Credit Facility, shall be considered as being references, respectively, to clause 32 of the Phase IA Credit Facility and to clause 32(I)(1) of the Phase IA Credit Facility;

(D)                               in clause 3.1, the reference to “Security Accounts” is deleted and the wording of clause 3.1 is replaced by the following wording: “The CDC declares that it is aware of the type of account opened in the name of each Borrower in the books of the Agent and of Calyon according to the Phase IA Credit Facility and agrees that the Loan Accounts will be used to the exclusion of all other accounts pursuant to the present Agreement”;

(E)                                 in clause 3.2, the reference to clause 24(A) of the Phase IA Credit Facility will be considered as being a reference to clause 6(A) of the Phase IA Credit Facility;

(F)                                 in clause 5(a) the words “other than a délégation of an insurance company” are inserted after the words “by virtue of a délégation”;

(G)                                in clause 5 the following new paragraph (b) is inserted: “in case of payments made by virtue of a delegation of an insurance company, in the reduction pro rata of the Banks’ Receivable and the CDC Receivable other than the B Ordinary Loan to the Financing Company at the date of enforcement of the relevant Security or Guarantee subject to the provisions of clause 32 (l) (1) of the Phase IA Credit Facility; upon the Bank Receivable and the CDC Receivable other than the B Ordinary Loan to the Financing Company, being discharged by the payments so made, any balance of the amounts received from the insurance company will be applied to the B Ordinary Loan to the Financing Company”; and

(H)                               in clause 5(b), the reference to “Security Accounts” is deleted and the wording of clause 5(b) is replaced by the following wording: “in the case of sums entered in the Loan Accounts (or the proceeds of realisation of Authorised Investments made with sums debited from those accounts), to the pro rata reduction of the Banks’ Receivable and of the CDC Receivable on the date of realisation of the Security Interest or Guarantee in question”.

4.                                      The other provisions of the CDC Agreement remain unchanged.  The present amendment agreement should not be interpreted as creating a new undertaking, as the rights and obligations acquired prior to the date of the present amendment agreement remain in existence.

5.                                      The present amendment agreement will have effect from the Restatement Date.  In the event that certain provisions of the Memorandum of Agreement are terminated in accordance with paragraph (b) of article 7.7 (Termination) of the Memorandum of Agreement, the present amendment agreement will be void.

6.                                      The present amendment agreement is governed by French law.  Any dispute between the parties arising from this amendment agreement shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris or if the dispute concerns the CDC, to the competent tribunal within the jurisdiction of the Cour d’Appel de Paris.

7.                                      All costs, fees, duties and taxes due in connection with the present agreement shall be payable by the Operating Company.

8.                                      The registration of the present amendment agreement is expressly required and will be carried out by the Mandataire.

Signed in Paris,
on 1 December 2004,
In three copies, one of which shall be registered.

BNP PARIBAS	Caisse des Dépôts et Consignations

By:	By :

SCHEDULE 5

Amendment Agreement to the Guarantors’ Sharing Agreement

AMENDMENT AGREEMENT No. 2 TO THE GUARANTORS’ SHARING AGREEMENT

BETWEEN:

1)                                     FINAMA Bank, société anonyme whose registered office is at 157 boulevard Haussmann, 75803 Paris Cedex 08 (hereinafter referred to as “FINAMA”),

2)                                     CALYON, société anonyme whose registered office is at 7 quai Paul Doumer, 92920 Paris La Défense,

3)                                     CREDIT AGRICOLE S.A., société anonyme whose registered office is at 91-93 boulevard Pasteur 75015 Paris,

3)                                     BNP PARIBAS, société anonyme whose registered office is at 16, boulevard des Italiens, 75009 Paris,

(together hereinafter referred to as the “Garantors”),

AND

4)                                     BNP PARIBAS, acting pursuant to the present agreement as agent in the name and for the account of the banks that are party to the Phase IA Credit Facility,

(hereinafter referred to as the “Agent for the Banks”),

WHEREAS:

I.                                        Pursuant to the multi-currency loan and letter of credit facilities agreement dated 5 September 1989 between Euro Disney S.C.A., Euro Disneyland SNC and the Banks (as amended by amendment agreements dated 10 August 1994, 17 March 1995 and amended and restated by a Phase IA credit amendment and restatement agreement dated 1 December 2004) (the “Phase IA Credit Facility”), the Banks granted a credit facility, entirely drawn, of a principal amount of €273,488,244.34 to Euro Disney S.C.A. and Euro Disneyland SNC (the “Borrowers”) on the Restatement Date (as defined in the Phase IA Credit Facility).

II.                                    Pursuant to an agreement relating to the granting of ordinary loans dated 17 May 1989 between the CDC, Euro Disney S.C.A. and Euro Disneyland S.N.C. as amended by two amendment agreements dated 10 August 1994 and 30 September 1999, and by an amended and restated agreement relating to the granting of ordinary dated 1 December 2004 the entry into force of which is conditional upon the completion of the Contribution and the Completion of the Share Capital Increase (the “CDC Ordinary Loan Agreement”), the CDC granted the Borrowers the possibility of entering into loans on special conditions, known as “ordinary loans”.  The principal amount of the ordinary loan to the Operating Company as at 30 September 2004 was €40,604,698.63 and the principal amount of the ordinary loan to the Financing Company as at 30 September 2004 was €86,851,852.43; only one half of the ordinary loan to the Financing Company may be the subject of recourse by CDC against the Financing Company’s partners.

III.                                Pursuant to the Convention sur le Rang, as amended by an amendment agreement of 10 August 1994 and by the Amendment Agreement to the Convention sur le Rang, the Banks and the CDC agreed notably that the mortgages (hypothèques) granted by the Borrowers to the Banks and to CDC as security respectively for the obligations of the Borrowers to the Banks pursuant to the Financing Documents and the obligations of the Borrowers to CDC pursuant to the CDC Ordinary Loan Agreement (other than the B ordinary loan to the Financing Company) will rank pari passu and that the Banks and CDC will rank pari passu in proportion to the amount owed to them as provided in the Convention sur le Rang.

IV.                                Pursuant to the CDC Agreement, as amended by an amendment agreement of 10 August 1994 and by the Amendment Agreement to the CDC Agreement, the Banks and CDC agreed (i) that the Agent for the Banks will act as common agent (mandataire commun) of the Banks and the CDC in respect of everything relating to the security interests relating to movable assets (sûretés mobilières) and the guarantees (garanties) provided for in the Phase IA Credit Facility and in the CDC Ordinary Loan Agreement (other than the B ordinary loan to the Financing Company) (except as regards insurance proceeds) (ii) and the conditions and methods of distribution between the Banks and the CDC of the proceeds of the realisation of those security interests (sûretés) and guarantees (garanties).

V.                                    Pursuant to an agreement dated 26 April 1989 between the Guarantors, Banque Finama acting as Guarantors’ agent, Euro Disneyland SNC, the partners of Euro Disneyland SNC (the “Partners”), CALYON and Crédit Agricole S.A. acting as agents for the Partners, the Guarantors undertook to act as joint and several guarantor for Euro Disneyland SNC in respect of the obligations of Euro Disneyland SNC vis-à-vis the CDC pursuant to the CDC Ordinary Loan Agreement and issued in favour of the Partners an on demand guarantee (garantie à première demande) aimed at guaranteeing them against all recourse of the CDC against them pursuant to the CDC Ordinary Loan Agreement. That agreement and the guarantee (garantie) have been amended by amendment agreements dated 10 August 1994, 29 October 1999 and 1 December 2004.

VI.                                Pursuant to an agreement entered into on 30 October 1989, (the “Guarantor’s Sharing Agreement”) between Banque Finama (formerly Banque pour l’Industrie Française), CALYON and BNP PARIBAS on the one hand, and BNP PARIBAS acting as Agent for the Banks on the other hand, in consideration of the fact that the Guarantors could be completely or partially subrogated to the rights of the CDC as against Euro Disneyland SNC, (i) the Guarantors agreed to be bound by all provisions of the Convention sur le Rang and of the CDC Agreement and undertook, before any transfer of their obligations to any Co-Guarantor, to obtain the accession of every Co-Guarantor to the Guarantor’s Sharing Agreement and (ii) the Banks agreed that the Guarantors benefit from those provisions.  The Guarantor’s Sharing Agreement was amended by a first amendment agreement dated 10 August 1994.

VII.                            As indicated in paragraphs I and II of the above recitals the CDC Ordinary Loan Agreement was amended by an agreement relating to the granting of ordinary loans dated 1 December 2004 the entry into force of which is conditional upon the completion of the Contribution and the Completion of the Share Capital Increase and the Phase IA Credit Facility was amended and restated by a Phase IA credit amendment and restatement agreement dated 1 December 2004 (the “Phase IA Credit Amendment and Restatement Agreement”).

The Convention sur le Rang and the CDC Agreement have each been amended by an amendment agreement dated 1 December 2004 (the “Amendment Agreement to the Convention sur le Rang” and the “Amendment Agreement to the CDC Agreement”).  The Amendment Agreement to the Convention sur le Rang and the Amendment Agreement to the CDC Agreement are annexed to the present agreement.

NOW, THEREFORE, IT IS HEREBY AGREED:

1.                                      Expressions having a capital letter in the present amendment agreement have, except where an express contrary intention is indicated, the meaning given in the Guarantor’s Sharing Agreement, the Amendment and Restatement Agreement to the Common Agreement (as defined in the Phase IA Credit Facility) and the Phase IA Credit Facility.

2.                                      The Guarantors acknowledge that they are aware of all provisions of the CDC Ordinary Loan Agreement, of the Phase IA Credit Amendment and Restatement Agreement, of the Amendment Agreement to the Convention sur le Rang and of the Amendment Agreement to the CDC Agreement.

3.                                      Clauses (2) and (3) of the Guarantor’s Sharing Agreement are amended as follows: all references to the terms “Ordinary Loan Agreement”, “Convention sur le Rang” and “CDC Agreement” will be considered respectively as being references to the new agreement relating to the granting of ordinary loans between Euro Disney S.C.A., Euro Disneyland S.N.C. and the CDC dated 1 December 2004 constituting the Ordinary Loan Agreement, the Convention sur le Rang as amended by the Amendment Agreement to the Convention sur le Rang and to the CDC Agreement as amended by the Amendment Agreement to the CDC Agreement.

4.                                      The other provisions of the Guarantor’s Sharing Agreement remain unchanged.  The present amendment agreement shall not be interpreted as creating a new undertaking, as the rights and obligations acquired prior to the date of the present amendment agreement remain in existence.

5.                                      The present amendment agreement will have effect from the Share Capital Realisation Date.  In the event that certain provisions of the Memorandum of Agreement are terminated in accordance with paragraph (d) of clause 7.7 (Termination) of the Memorandum of Agreement, the present amendment agreement will be void.

6.                                      The present amendment agreement is governed by French law.  Any dispute between the parties arising from the present amendment agreement shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

7.                                      All costs, fees, duties and taxes due in connection with the present agreement shall be payable by the Operating Company.

Signed in Paris,
1 December 2004,
in 4 copies

Guarantors

FINAMA Bank	BNP PARIBAS

CALYON	CREDIT AGRICOLE

Agent for the Banks

BNP PARIBAS

Annex A

Amendment Agreement to the Convention sur le Rang

[The following exhibit only exist in French and, absent an English translation, has been summarized as follows:

An agreement between Caisse des Dépôts et Consignations and BNP Paribas in its capacity as Agent for the Banks dated December 1, 2004 amending convention sur le rang entered into between Caisse des Dépôts et Consignations and the Banks Agent dated October 30, 1989 and relating to the priority of the mortgages granted to Caisse des Dépôts et Consignations and the Banks]

Annex B

Amendment Agreement to the CDC Agreement

[The following exhibits only exist in French and, absent an English translation, have been summarized as follows:

An agreement between Caisse des Dépôts et Consignations and the Phase IA Credit Banks dated December 1, 2004 amending an agreement with the Caisse des Dépôts et Consignations (Convention avec la Caisse des Dépôts et Consignations ) entered into between Caisse des Dépôts et Consignations and the Banks dated October 30, 1989 and relating, notably, to the distribution of proceeds resulting from the foreclosure on the security interests and guarantees granted to Caisse des Dépôts et Consignations and the Banks]

SCHEDULE 6

Amendment Agreement to the Master Agreement

AMENDMENT

TO ARTICLE 8 OF THE AGREEMENT

ON THE CREATION AND THE OPERATION

OF EURO DISNEYLAND IN FRANCE

See Exhibit 4.29 to the Form 20-F

SCHEDULE 7

Amendment Agreement to the Delegation Agreement

[This exhibit only exists in French and absent a translation into English is summarized as follows:

An amendment agreement among Euro Disneyland SNC, Euro Disney Associés SCA and BNP Paribas, as agent for the Banks, which implements certain amendments necessitated by the 2004 financial restructuring to the Delegation Agreement, under which Euro Disneyland SNC had delegated to the Banks its right to receive from Euro Disney Associés SCA payments relating to the Finance Lease Agreement, in order to satisfy Euro Disneyland SNC’s payment obligations to the Banks under the Financing Documents.]

SCHEDULE 8

Amendment to the subordination agreement

[See Exhibit 4.18(a) to the Form 20-F]

SCHEDULE 9

Amendment Agreement to the Convention sur le Rang

AMENDMENT AGREEMENT N 2 TO THE CONVENTION SUR LE RANG

BETWEEN :

1)                                     La Caisse des Dépôts et Consignations, a special French institution created by the Law of 28 April 1816 as incorporated into articles L.518-7 of the Code monétaire et financier, whose principal office is situated at 56, rue de Lille, 75007 Paris, hereinafter referred to as the « CDC »,

AND

2)                                     BNP PARIBAS, a French société anonyme whose registered office is at 16, boulevard des Italiens, 75009 Paris, acting in its capacity as Agent for the Banks.

WHEREAS :

I.                                        Pursuant to an agreement relating to the granting of ordinary loans dated 17 May 1989 between the CDC, Euro Disney S.C.A. and Euro Disneyland S.N.C. as amended by two amendment agreements dated 10 August 1994 and 30 September 1999 and by an amended and restated agreement relating to the granting of ordinary loans dated 1 December 2004 the entry into force of which is conditional upon the completion of the Contribution and the Completion of the Share Capital Increase (the« CDC Ordinary Loan Agreement »), the CDC has made available to Euro Disney SCA and Euro Disneyland SNC (the « Borrowers »), a loan facility on special conditions defined as « ordinary loans ». The principal amount of the ordinary loan to the Operating Company was € 40.604.698,63 as at 30 September 2004 and the principal amount of the ordinary loan to the Financing Company was € 86.851.852,43 as at 30 September 2004l.

As security for any amounts becoming due to the CDC under the CDC Ordinary Loan Agreement :

(a)          by the Borrowers under Ordinary Loan A to the Financing Company and under the Ordinary Loan to the Operating Company, the Operating Company granted to the CDC a first-ranking hypothèque on the land on which the « Disneyland Park » theme park was built and the adjoining campsite under an acte authentique dated 21 November 1989 amended by actes authentiques dated 4 December 1992 and 19 February 1993, that hypothèque having been renewed until 1 November 2025 ; and

(b)         by the Financing Company under Ordinary Loan B to the Financing Company (€ 125.000.000), the Financing Company, in the context of the 2004 financial restructuring of the Euro Disney group, undertook to grant to the CDC a second-ranking hypothèque on the land on which the « Disneyland Park » theme park was built and the adjoining campsite (the « Second-Ranking Hypothèque »).

II.                                    Pursuant to the multi-currency loan and letter of credit facilities agreement dated 5 September 1989 between Euro Disney SCA, Euro Disneyland SNC and the Banks (as amended by amendment agreements dated 10 August 1994, 17 March 1995 and amended and restated with effect from 1 October 2004 by a Phase IA credit amendment and restatement agreement dated 1 December 2004 (the « Phase IA Credit Amendment and Restatement Agreement ») (the « Phase IA Credit Facility »), the Bank granted Loans to the Borrowers of an aggregate principal amount, on the Restatement Date (as defined in the Phase IA Credit Facility) of € 273.488.244,34.

As security for its obligations in its capacity as Borrower as well as security for its obligations in its capacity as joint and several debtors of the Financing Company under the Phase IA Credit Facility, the Operating Company undertook, pursuant to clause 3 of the Phase IA Credit Facility, to maintain first-ranking hypothèques on all immeubles par nature ou par destination included in Phase IA, with the exception of those which were the subject of the discharge; as security for its obligations as Borrower and as limited guarantor of the Operating Company, the Financing Company undertook, pursuant to clause 3 of the Phase IA Credit Facility, to maintain first-ranking hypothèques on all immeubles par nature ou par destination included in the Parc Disneyland (other than those which were the subject of the discharge); those hypothèques were granted by actes authentiques dated 21 November 1989, 4 December 1992, 19 February 1993 and 8 July 1997.

III.                                CDC and the Agent for the Banks entered into a convention sur le rang by an agreement (acte sous seing privé) dated 30 October 1989 (the « Convention sur le Rang »), pursuant to which the registrations (inscriptions hypothécaires) to be made under the Phase IA Credit Facility and the CDC Ordinary Loan Agreement, for the benefit of the Banks and CDC respectively, provided for in paragraphs I(a) and II above (the “First-Ranking Hypothèques”), will rank pari passu and consequently in any orders or distributions relating to the price of the real property, the Banks and the CDC will rank pari passu, in proportion to the amount owed to them.

The Convention sur le Rang was restated in the acte authentique dated 21 November 1989 and was amended by an first amendment agreement dated 10 August 1994.

IV.                                As indicated in paragraphs I and II of the recitals above, the CDC Ordinary Loan Agreement was amended by an agreement relating to the granting of ordinary loans dated 1 December 2004 the entry into force of which is conditional upon the completion of the Contribution and the Completion of the Share Capital Increase and the Phase IA Credit Facility has been amended and restated by a Phase IA credit amendment and restatement agreement dated 1 December 2004 (the “Phase IA Credit Amendment and Restatement Agreement”).

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.                                      Expressions having a capital letter in the present amendment agreement have, except where an express contrary intention is indicated, the meaning given in the Convention sur le Rang, the Amendment and Restatement Agreement to the Common Agreement (as defined in the Phase IA Credit Facility) and the Phase IA Credit Facility.

2.                                      The parties acknowledge that they are aware of all provisions of the CDC Ordinary Loan Agreement and of the Phase IA Credit Amendment and Restatement Agreement.

3.                                      The Convention sur le Rang is amended as follows :

(A)                              all references to « Credit Facility » shall be construed as references to the Phase IA Credit Facility;

(B)                                paragraphs I and II of the Convention sur le Rang are deleted and replaced by paragraphs I to IV of the above recitals of the present amendment agreement ;

(C)                                clause 1 shall read as follows : « Expressions used in the present agreement have, except where an express contrary intention is indicated, the meaning given in the Phase IA Credit Facility, the Amendment and Restatement Agreement to the Common Agreement (as defined in the Phase IA Credit Facility) and the CDC Ordinary Loan Agreement. » ;

(D)                               a new clause 2 shall read as follows : « The provisions of clauses 4 to 7 of the present agreement apply exclusively to the First-Ranking Hypothèques, none of them being applicable to the Second-Ranking Hypothèque. »

(E)                                 a new clause 3 shall read as follows : “The First-Ranking Hypothèque in favour of the CDC referred to in paragraph I (a) of the above recitals has been registered until 1 November 2025. The First-Ranking Hypothèques in favour of the Banks referred to in paragraph II of the above recitals were registered until 30 November 2011. However, the debt owed to the Banks under the Phase IA Credit Facility will not be extinguished, pursuant to the Phase IA Credit Amendment and Restatement Agreement, until 31 May 2012 or the last business day of May 2012. Pursuant to the provisions of clause 3 of the Phase IA Credit Facility, in the event that the registration period of any First-Ranking Hypothèque is likely to expire before the Termination Date, the Borrowers have expressly and irrevocably agreed that if so requested by the Agent at any time, the registration of such hypothèque shall be renewed at the cost of Euro Disney Associés which has so accepted, until the second anniversary of the Termination Date.  Any such renewal must be effected at the competent mortgage registry by no later than three months prior to the relevant expiry date.  The total amount of the debt secured by the hypothèques referred to in this Clause shall not be less than 125 per cent. of the Total Outstanding Amount at the time of such renewal and at any time prior to the Discharge Date.  The total amount of the debt secured by the First-Ranking Hypothèques shall not be less than 125 % of the Total Outstanding Amount. CDC hereby accepts that these renewals will take place and that once renewed, all provisions of the present agreement will be applicable to the First-Ranking Hypothèques so renewed.”;

(F)                                 the wording of the former clause 2 now clause 4 is replaced by the following wording : « In relation to the First-Ranking Hypothèques, the registrations made in favour of CDC and the Banks respectively will rank pari passu. Consequently, in any orders or distributions relating to the price of the real property covered by the First-Ranking Hypothèques, the Banks and CDC will rank pari passu, in proportion to the amount owed to them under CDC Ordinary Loan Agreement (except those amounts relating to the B Ordinary Loan to the Financing Company) and under the Phase IA Credit Facility respectively, as such amount will be determined at the date of the order to foreclose initiated by CDC or the Agent, resulting in the execution of the First-Ranking Hypothèques. » ;

(G)                                the wording of the former clause 3 now clause 5 is replaced by the following wording : « The cancellation of each of the registrations whose ranking is the subject of this agreement, that is to say the registrations relating to the First-Ranking Hypothèques, may be effected on the basis of the sole release of the holder of the registration concerned or his successors.  In giving effect to the cancellation without the participation and not in the presence of the holder(s) of all competing registrations, the conservateur des hypothèques will be fully and validly discharged, and this sub-paragraph shall have entire effect whatever the capacity of the creditors’ representatives and the form of their mandate. » ;

(H)                               the wording of the former clause 4 now clause 6 is replaced by the following wording : « Notwithstanding the provisions for equal ranking above, each of CDC and the Agent will independently be entitled to enforce the above-mentioned First-Ranking Hypothèques granted respectively to CDC and the Banks, as they see fit.  Should CDC decide to enforce its First-Ranking Hypothèque, it shall advise the Agent immediately just as the Agent must immediately advise CDC of the Banks’ intention to take such step. » ; and

(I)                                    the wording of the former clause 5 is deleted.

4.                                      The other provisions of the Convention sur le Rang remain unchanged. The present amendment agreement shall not be interpreted as creating a new undertaking, as the rights and obligations acquired prior to the date of the present amendment agreement remain in existence.

5.                                      The present amendment agreement will take effect on the Restatement Date.  In the event that certain provisions of the Memorandum of Agreement are terminated in accordance with paragraph (b) of clause 7.7 (Termination) of the Memorandum of Agreement, the present amendment agreement will terminate.

6.                                      The present amendment agreement is governed by French law.  Any dispute between the parties arising from the present amendment agreement shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris or if the dispute concerns the CDC, to the competent court within the jurisdiction of the Cour d’Appel de Paris.

7.                                      All costs, fees, duties and taxes due in connection with the present agreement shall be payable by the Operating Company.

8.                                      The parties require the registration of the present agreement.  The present amendment agreement shall be deposited at the offices of Office Notarial, Pascal Dufour, Jean-Pierre Benoist and Claudine Savary, 15 boulevard Poissonnière, 75002 Paris, and will be restated by notarial instrument.

Signed in Paris,

1 December 2004,

In 4 counterparts, including one for registration and one for the notarial deposit.

BNP PARIBAS	Caisse des Dépôts et Consignations

SCHEDULE 10

Standby Revolving Supplemental Agreement

AMENDMENT No. 1 TO THE 1994

STANDBY REVOLVING CREDIT AGREEMENT

AMONG:

Euro Disney SCA., a société en commandite par actions organized under the laws of France, having its registered office at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, with a capital of 10,826,802.92 euros, registered with the Registry of Commerce and Companies of Meaux under the Number 334 173 887

(hereinafter, “EDL”)

AND:

Disney Enterprises, Inc., a corporation organized under the laws of Delaware, having its principal office at 500 South Buena Vista, Burbank, California 91521, USA

(hereinafter, “DEI”)

WHEREAS

On August 5, 1994, EDL and DEI (formerly The Walt Disney Company) entered into a Standby Revolving Credit Agreement relating to a standby New Revolving Credit Facility having a principal amount of FF 1,1 billion (the “Standby Facility”).

The Memorandum of Agreement dated June 8, 2004 entered into by, inter alia, EDL, The Walt Disney Company and various lenders to EDL, as amended and unanimously approved by the lenders, effective on September 30, 2004 (the “Memorandum”), provides in its Articles 3.5 and 7.1.1 (as amended), for certain amendments to the Standby Facility.

Pursuant to a contribution agreement dated September 30, 2004 and amended on November 8, 2004 (the “Contribution Agreement”) between EDL and Euro Disney Associés SCA (“EDA”), a société en commandite par actions with a capital of 109,997,848.20 euros, having its principal office at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, EDL agreed to contribute substantially all its assets and liabilities to EDA.

The purpose of this Amendment is to reflect the amendments provided for in the Memorandum.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Article 1

Definitions

Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Standby Facility or in the English translation of the Memorandum.

Article 2

Principal Amount/No Further Drawdowns

2.1          On the date hereof, following (i) the discharge by DEI on October 1, 2004 of a portion of the Loan equal to 10 million euros and (ii) the repayment by EDL to DEI on [-], 2004 of 5 million euros, the Loan amounts to 110 million euros.

2.2          Notwithstanding any other provisions of the Standby Facility, EDL shall not be entitled to make any further Drawdowns under the Standby Facility, and until its final repayment or its conversion into Subordinated Long Term Debt through the delivery of a promissory note as provided in Article 4 below, the Loan shall remain at 110 million euros.

Article 3

Final Maturity Date of the Loan

3.1          Subject of the provisions of Article 4.1 and 4.2 below, the Final Maturity Date of the Loan shall be June 30, 2005.

Article 4

Termination of the Standby Facility

4.1          On the Share Capital Increase Date, upon the effectiveness of the contribution of assets and liabilities contemplated by the Contribution Agreement, EDA, as successor to EDL under the Standby Facility, shall deliver to DEI a promissory note in the form attached hereto as Exhibit 1 (the “Promissory Note”) and pay to DEI interest that has accrued on the Loan since the Last Interest Payment Date.

4.2          Upon delivery of the Promissory Note and payment of such interest, the Standby Facility will terminate, as of such delivery and payment, and EDL and EDA will be relieved from all obligations hereunder and be subject only to the obligations set forth in the Promissory Note.

Article 5

Miscellaneous

5.1          Other terms of the Standby Facility not amended by this Amendment shall remain unchanged.

5.2          Should the Memorandum terminate pursuant to Section 7.7 thereof, this Amendment shall forthwith terminate, with the exception of its Article 3, so that the Final Maturity Date of the Standby Facility shall remain June 30, 2005.

5.3          This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of New York without reference to the choice of law doctrine.  Any disputes arising from this Amendment shall be submitted to the exclusive jurisdiction of the courts of the State of New York or of the United States District Court for the Southern District of New York.

Executed in            in two originals on this      day of             2004.

Euro Disney S.C.A.,	Disney Enterprises, Inc.

represented by its

Gérant, Euro Disney S.A.S.

by:	by:

EXHIBIT 1

PROMISSORY NOTE

FOR VALUE RECEIVED, Euro Disney Associés SCA, a French société en commandite par actions, having its registered office at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, France, registered with the Registry of Commerce and Companies of Meaux under number 334 173 887 (the “Borrower”) hereby unconditionally promises to pay to Disney Enterprises, Inc. (formerly The Walt Disney Company), a Delaware corporation having its principal office at 500 South Buena Vista Street, Burbank, California 91521, U.S.A. (the “Lender”), on the Maturity Date, the principal sum of one hundred and ten million euros (€ 110,000,000), increased by the amount of interest that is capitalized pursuant to Section 1 (b) below (such principal sum as so increased, the “Principal”), together with interest calculated and payable as specified below.  This promissory note (the “Note”) is issued to evidence the terms of the indebtedness assumed by the Borrower in exchange for the discharge by the Lender of the Borrower’s outstanding obligations to repay one hundred and ten million euros (€ 110,000,000) of principal outstanding under the Standby New Revolving Credit Facility.  Capitalized terms used in this Note that are not defined herein have the meanings ascribed to them in Annex A.

1.             Interest

(a)                                  The Principal shall bear interest at Euribor from the date hereof until the Maturity Date. Interest hereunder shall be computed on the basis of a 360-day year and the number of days actually lapsed (including the first day but excluding the last day).

(b)                                 From the date hereof until December 31, 2016, interest accruing hereunder shall be capitalized annually on each anniversary of the date hereof.

(c)                                  Subject to the provisions of paragraph (d) below, interest accruing from January 1 of each year commencing in the calendar year 2017 shall be paid annually, in arrears, on January 1 of the following calendar year (or on the Maturity Date in respect of interest accruing from January 1 of the calendar year in which the Maturity Date falls).

(d)                                 No interest hereunder will be paid to the Lender if and for as long as the Borrower fails and continues to fail to make on the due date therefor any payment due by it under the CDC Second Park Agreements. In the event of a liquidation of the Borrower, payment of interest hereunder will be subordinated to the payment of all amounts due by the Borrower under the CDC Second Park Agreements.  Any unpaid interest hereunder will continue to be compounded on a yearly basis in accordance with subparagraph (b) above.

2.             Payments

(a)                                  All payments hereunder shall be made in immediately available funds at the account of the Lender with [insert name of bank] or at such other account as the Lender shall designate to the Borrower in writing.

(b)                                 In the case of any proceeding to collect any overdue amounts payable by the Borrower under this Note, the Borrower shall pay all costs and expenses of every kind incurred in connection therewith, including reasonable attorneys’ fees and disbursements, which costs and expenses shall be added to the principal amount of the indebtedness evidenced by this Note, and the proceeds of any collection hereunder may be applied by the Lender to the liabilities of the Borrower under this Note in such manner and order as the Lender acting in its sole discretion may deem appropriate.

(c)                                  Should any amount payable to the CDC under CDC Subordinated Long Term Debt Agreements become payable prior to its maturity, amounts payable hereunder shall become due and payable at the same time as the CDC amounts become due and payable, without any requirement of notice, demand or other formality.

(d)                                 Pursuant to the provisions of Article 11 of the France—US tax treaty for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital, dated August 31, 1994 (the “Tax Treaty”), interest and other income arising under this Note will be exempt from any withholding or deduction for or on account of any taxes, duties, assessments or governmental charges imposed or levied by or on behalf of the French Republic, or any authority in or of the French Republic having the power to tax, provided that the Lender complies with the procedural formalities necessary for the Borrower to obtain authorization to make that payment without a tax deduction or withholding in accordance with the provisions of the Tax Treaty.

If, as a result of any change in, or amendment to, or change in the official application or interpretation of, the laws or regulations of the French Republic (including the Tax Treaty), or any authority therein or thereof, affecting taxation, the Borrower would become obligated to deduct or withhold any amount from any payment to the Lender provided for hereunder, then the following provisions shall apply:

(i)                                     the Borrower and the Lender shall use their best efforts in order to cause one or more other loans or facilities to be made available to the Borrower by one or more third parties and substituted for this Note, on economic terms similar to the ones of this Note or such other terms as may be acceptable to both the Borrower and the Lender ;

(ii)                                  unless and until one or more loans or facilities are substituted for this Note pursuant to paragraph (i) above, the Borrower shall, unless prevented by law from so doing, pay such additional amounts to the Lender as may be necessary in order that the net payment to the Lender under this Note after the deduction or withholding shall equal the amount payable hereunder in the absence of such deduction or withholding.  In such case, the Borrower shall forward to the Lender a copy of the documents evidencing payment to the appropriate governmental authority of any taxes so deducted.  To the extent that the Lender shall have recovered, in whole or in part, whether in the form of tax credits, deductions or other benefits, any amount as a result of the payment of any such taxes, it shall cause to be paid or allowed as a credit to the Borrower an amount which will leave the Lender (as determined in good faith by the Lender) in the position in which it would have been had no such tax been applicable.

(iii)                               If the Borrower should be prevented by applicable law from paying the additional amounts referred to in paragraph (ii), then the Borrower and the Lender shall in good faith negotiate appropriate amendments to this Note in order to ensure that its economic conditions remain acceptable to both parties.

3.             Late Payments

If any amount payable by the Borrower hereunder is not paid when due, interest shall accrue on such amount (to the extent permitted by applicable law) during the period from and including the due date thereof, to but excluding the date such amount is paid, at a rate per annum equal to two percent (2%) above Euribor. Interest accruing pursuant to this paragraph shall be payable from time to time on demand of the Lender.

4.             CHOICE OF LAW AND JURISDICTION

(A)                              THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE.

(B)                                ANY ACTION OR PROCEEDING AGAINST THE BORROWER MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

5.             Remedies

No remedy conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. No course of dealing with the Borrower or any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Lender.

6.             Loss or Theft

Upon notice to the Borrower of the loss, theft, destruction or mutilation of this Note, and in the case of any such mutilation, upon surrender and cancellation of the mutilated document, and in the case of any such loss, theft or destruction upon delivery by the Lender of an indemnity agreement satisfactory to the Borrower, the Borrower will execute and deliver to the Lender an identical Note dated the date hereof in substitution for such lost, stolen, destroyed or mutilated Note; provided, however, that any such substitution shall not be deemed to constitute a waiver, modification, compromise or novation of the indebtedness evidenced hereby or any term or condition hereof.

7.             Amendments, Consent and Waivers

(a)                                  Any term, covenant, agreement or condition of this Note may be amended only by a written instrument executed by the Borrower and the Lender. Any amendment shall be endorsed upon this Note and the Borrower and the Lender shall be bound thereby.

(b)                                 Any term, covenant, agreement or condition of this Note may be waived only in writing by the Lender.

(c)                                  No waiver of any breach of any warranty, representation, covenant or other term or provision of this Note shall be deemed a waiver of any preceding or succeeding breach of the same or any other warranty, representation, covenant, term or provision. No extension of time for performance of any obligations or act shall be deemed to be an extension of the time for performance of any other obligation or any other act.

8.                                      Notices

All notices or other communications related to this Note shall be in writing and shall be delivered by hand, mailed or sent by facsimile to the addresses indicated below or to such other address communicated by a party in writing from time to time:

(a)           if to the Lender, to:

Disney Enterprises, Inc.
500 South Buena Vista Street
Burbank, California 91521
U.S.A.
Facsimile number: [•]
Attention:

(b)           if to the Borrower, to:

Euro Disney Associés SCA
Immeubles Administratifs
Route Nationale 34
77700 Chessy
France
Facsimile number: 33 1 •
Attention:

9.             Headings

All titles and sections in this Note are inserted for convenience only and shall not affect the meaning or interpretation thereof.

10.          Waiver of Presentment, etc.

Except as otherwise herein specifically provided to the contrary, the Borrower waives the right of presentment, demand for payment, notice of dishonor, notice and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this instrument.

IN WITNESS WHEREOF, this Note has been signed by the Borrower this [•] day of [•], 200•.

Euro Disney Associés SCA
by Euro Disney SAS
Gérant

Name:
Title:

Annex A

“Bank Debt Agreements” means the following agreements: Phase IA Credit Facility Agreement, CDC Loan Agreements, Phase IA Partners’ Advances Agreement, Phase IB Credit Facility Agreement and Phase IB Advances Agreement.

“Business Day” means any day (other than Saturday or Sunday) on which banks are open for ordinary business in Los Angeles and Paris.

“CDC” means Caisse des Dépôts et Consignations, an établissement public à statut spécial, whose principal office is at 56, rue de Lille, 75007 Paris, France.

“CDC Participating Loan Agreement” means the Accord CDC Relatif à l’Octroi de Prêts Participatifs dated May 17, 1989 between CDC and Euro Disney and Euro Disneyland as amended by supplemental agreements dated August 10, 1994, September 30, 1999 and December 1, 2004.

“CDC Loan Agreements” means the CDC Ordinary Loan Agreement and the CDC Participating Loan Agreement.

“CDC Ordinary Loan Agreement” means the Accord Relatif à l’Octroi de Prêts Ordinaires dated May 17, 1989 between CDC and Euro Disney and Euro Disneyland as amended by supplemental agreements dated August 10, 1994, September 30, 1999 and December 1, 2004.

“CDC Second Park Agreements” means the loan agreements – tranches A, B, C and D – entered into on September 30, 1999 between Euro Disney and CDC as amended by supplemental agreements dated December 1, 2004 as well as the tranche E loan agreement entered into pursuant thereto.

“CDC Subordinated Long Term Debt Agreements” means the agreements relating to the Subordinated Long Term Debt of Euro Disney Associés SCA created under the CDC Second Park Agreements.

“EDLH” means EDL Hôtels SCA, a French société en commandite par actions, whose registered office is at Immeubles Administratifs, RN 34, 77700 Chessy, France, registered with the Registry of Commerce and Companies of Meaux under number 347 686 206.

“EURIBOR” means the percentage rate per annum determined by the Banking Federation of the European Union for the period of 12 months displayed on the page EURIBOR01 of the Reuters screen.  EURIBOR shall be determined on each date on which interest is capitalised or payable hereunder, based on the rate published at 11:00 a.m. (Brussels time) on the second TARGET Business Day preceding the date of determination.

“Euro Disney” means Euro Disney SCA, a French société en commandite par actions whose registered office is at Immeubles Administratifs, RN 34, 77700 Chessy, France, registered with the Registry of Commerce and Companies of Meaux under number 334 173 887.

“Euro Disneyland” means Euro Disneyland SNC, a French société en nom collectif whose registered office is at Immeubles Administratifs, RN 34, 77700 Chessy, France, registered with the Registry of Commerce and Companies of Meaux under number 350 141 818.

“Hotel SNCs” means Hôtel New York Associés SNC, Newport Bay Club Associés SNC, Sequoia Lodge Associés SNC, Cheyenne Hôtel Associés SNC, Hôtel Santa Fe Associés SNC, Centre de Divertissements Associés SNC, French sociétés en nom collectif, whose registered offices are at Immeubles Administratifs, RN 34, 77700 Chessy, France, registered with the Registry of Commerce and Companies of Meaux, respectively under numbers 380 364 877, 380 366 153, 380 366 229, 380 366 278, 380 366 385 and 380 364 422.

“Maturity Date” means the first Business Day immediately following the date on which all amounts due under the Bank Debt Agreements shall have been paid in full.

“Phase IA Credit Facility Agreement” means the multi-currency credit facility agreement dated September 5, 1989 which operates by way of drawings or the issuance of letters of credit between Euro Disney, Euro Disneyland and the banks and financial institutions that are party thereto, as amended by supplemental agreements dated August 10, 1994, March 17, 1995 and December 1, 2004.

“Phase IA Partners’ Advances Agreement” means the Partners’ Advances Agreement dated April 26, 1989 between Euro Disneyland and its partners, as amended by supplemental agreements dated August 10, 1994 and December 1, 2004.

“Phase IB Advances Agreement” means the agreement dated April 26, 1991 between EDLH, the Hôtel SNCs and their partners, as amended by supplemental agreements respectively dated August 10, 1994, May 15, 1995, July 12, 1995, May 16, 2003 and December 1, 2004.

“Phase IB Credit Facility Agreement” means the credit facility agreement dated March 25, 1991 between EDLH, the Hôtel SNCs and banks and financial institutions, as amended by supplemental agreements respectively dated August 10, 1994, May 15, 1995, July 12, 1995, May 16, 2003 and December 1, 2004.

“Standby New Revolving Credit Facility” means the New Revolving Credit Facility in an amount of Euro 167,693,910 granted by the Lender to Euro Disney pursuant to an agreement dated August 5, 1994, as amended on [•], 2004.

“TARGET Business Day” means a day on which the Trans-European Automated Real Time from Settlement Express Transfer System is operating.

SCHEDULE 11
Amendment Agreement to the Independent Auditors’ Agreement

AMENDMENT AGREEMENT FOR THE TERMINATION OF THE AGREEMENT WITH THE
INDEPENDENT EXPERT

BETWEEN :

1)                                     Banque Nationale de Paris, having its registered office at 16 boulevard des Italiens, 75009 PARIS,

acting in its capacity as Agent to the Phase IA Credit Facility Agreement, in the name and for the account of the Banks party to the Phase IA Credit Facility Agreement.

ON THE FIRST PART,

AND

2)                                     CALYON, having its registered office at 16 boulevard des Italiens, 75009 Paris.

Acting in its capacity as Agent to the Phase IB Credit Facility Agreement, in the name and for the account of the Banks party to the Phase IB Credit Facility Agreement, in its capacity as Agent to the Phase IB Advances Agreement, in the name and for the account of the Lenders party to the Phase IB Advances Agreement, and in its capacity as Agent to the Phase IA Partners’ Advances Agreement, in the name and for the account of the Partners party to the Phase IA Partners’ Advances Agreement.

ON THE SECOND PART,

3)                                     La Caisse des Dépôts et Consignations, a special French institution created by the Law of 28 April 1816 as incorporated into articles L.518-7 of the Monetary and Financial Code, whose principal office is situated at 56, rue de Lille, 75007 Paris,

(hereinafter referred to as “CDC”)

ON THE THIRD PART,

(The Banks party to the Phase IA Credit Facility Agreement, the Partners party to the Phase IA Partners’ Advances Agreement, the Banks party to the Phase IB Credit Facility Agreement, the Lenders party to the Phase IB Advances Agreement and CDC being hereinafter referred to together as the “Creditors” or individually a “Creditor”).

AND

4)                                      [•] having its registered office at [•]

(hereinafter referred to as the “Independent Expert”)

ON THE FOURTH PART,

AND

5)                                     EURO DISNEY S.C.A., A limited partnership with shares having a share capital of 850,041,425 Francs and having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

6.                                      EDL HOTELS S.C.A., A limited partnership with shares having a share capital of 475,000,000 Francs and having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

ON THE FIFTH PART,

7)                                     EURO DISNEYLAND S.N.C., a general partnership with a share capital of 1,000,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

ON THE SIXTH PART,

8)                                     HOTEL NEW YORK ASSOCIES S.N.C., a general partnership with a share capital of 64,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

9)                                     NEWPORT BAY CLUB ASSOCIES S.N.C., a general partnership with a share capital of 64,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

10)                               SEQUOIA LODGE ASSOCIES S.N.C., a general partnership with a share capital of 64,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

11)                               CHEYENNE HOTEL ASSOCIES S.N.C., a general partnership with a share capital of 64,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

12)                               HOTEL SANTA FE ASSOCIES S.N.C., a general partnership with a share capital of 64,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

13)                               CENTRE DE DIVERTISSEMENTS ASSOCIES S.N.C., a general partnership with a share capital of 64,000 Francs having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne,

(hereinafter referred to together as the “Hotel S.N.C.s” or individually as a

“Hotel S.N.C.”)

ON THE SEVENTH PART,

(Euro Disney S.C.A., EDL Hôtels S.C.A., Euro Disneyland S.N.C. and the Hotel S.N.C.s being hereinafter referred to together as the “Debtors” or individually as a “Debtor”)

WHEREAS :

I.                                         An Agreement appointing [•] as Independent Expert by the Creditors and, in particular, defining the duties entrusted to it by the Creditors in order to assist them in the monitoring of the Debtors’ compliance with their covenants in the Common Agreement, including its Schedule V (Covenants) was entered into on [•] (the “Agreement with the Independent Expert”).

II.                                     In the context of the 2004 restructuring, it has been agreed to terminate the Agreement with the Independent Expert.

IT IS AGREED AS FOLLOWS:

Clause 1 - Definitions

“Share Capital Increase Completion Date” means the date on which, in the context of the Euro Disney Group’s 2004 financial restructuring, new shares in Euro Disney S.C.A. will have been subscribed for, fully paid up in cash and issued, in a gross minimum amount of €250 million, and the net proceeds paid to Euro Disney S.C.A..

Clause 2 - Termination

The parties agree that the Agreement with the Independent Expert will terminate with effect from the Share Capital Increase Completion Date.

Clause 3 - Disputes

This termination amendment agreement is governed by French law.  It is expressly agreed that any dispute arising in connection with this amendment agreement shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

Clause 4 - Costs

All costs, fees, duties and taxes due in connection with this document shall be payable by the Operating Company.

Signed in Paris
on [•]

in [•] counterparts

BNP PARIBAS (Phase IA Credit Facility Agent)	CALYON (Agent under the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement and the Phase IA Partners’ Advances Agreement)

Caisse des Dépôts et Consignations	Independent Expert

Euro Disney S.C.A.	Euro Disneyland S.N.C

EDL Hotels SCA	Hotel New York Associes S.N.C.

Newport Bay Club Associes S.N.C.	Sequoia Lodge Associes S.N.C.

Cheyenne Hotel Associes S.N.C.	Hotel Santa Fe Associes S.N.C.

Centre de Divertissements S.N.C.

SCHEDULE 12

Conference Center Lease Supplemental Agreement

[See Exhibit 4.11 to the Form 20-F]

SCHEDULE 13
Amended and Restated Agreement

[See Exhibit 4.16 (b) of the Form 20-F]

SCHEDULE 14
Funds Agreement

[•] 2004

EURO DISNEY S.C.A.
Lender

EURO DISNEY ASSOCIÉS S.C.A.
Borrower

CASH ADVANCES AGREEMENT

CASH ADVANCES AGREEMENT

[•] 2004

BETWEEN :

(1)                                 EURO DISNEY S.C.A., a French société en commandite par actions, whose registered office is at Immeubles administratifs, Route Nationale 34, Chessy, 77700 Chessy, registered at the Trade and Companies Registry of Meaux under number B 334 173 887, duly represented by its manger Euro Disney S.A.S., itself represented by [•], duly authorised for the purposes hereof

(hereinafter referred to as Euro Disney SCA)

(2)                                 EURO DISNEY ASSOCIÉS S.C.A., a French société en commandite par actions, whose registered office is at Immeubles administratifs, Route Nationale 34, Chessy, 77700, registered at the Trade and Companies Registry of Meaux under number B 397 471 822 duly represented by its manager Euro Disney S.A.S., itself represented by [•], duly authorised for the purposes hereof

(hereinafter referred to as Euro Disney Associés SCA)

WHEREAS:

(A)                              At the time of the financial restructuring of the Euro Disney Group dated 1994, a common agreement, with the aim of establishing the obligations of the Debtors to the Creditors and of establishing certain shared provisions relating to the financial restructuring, was entered into between the Debtors, in their own name and the affiliate designated in the exhibit to that agreement, and the Creditors on 10 August 1994 (the Common Agreement).

(B)                                The Euro Disney Group having new financial difficulties, by way of a memorandum of agreement dated 8 June 2004 between Euro Disney S.C.A., EDL Hôtels, Euro Disneyland S.N.C., the SNC Hotel Companies, TWDC, the CDC, as well as the Phase IA Banks, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders, represented respectively by their agents BNP PARIBAS or CALYON according to the case, and approved by the Steering Committee, then amended by the letter addressed from Euro Disney S.C.A. to the Creditors dated 20 September 2004, the necessary measures to restructure the finances of the Euro Disney Group were agreed upon; the memorandum of agreement, as amended by the aforementioned letter, was accepted under the terms of a letter signed by all the parties on 30 September 2004 (the Memorandum of Agreement).

C)                                    As a result of the execution of the Memorandum of Agreement and the previous modifications, particularly those introduced by the consultation on 25 September 1995, and the request for authorisation and dispensation of 6 September 1999, the Common Agreement was amended and restated by an agreement dated 1st December 2004 (the Amendment and Restatement Agreement).

(D)                               Under the terms of the Common Agreement Amended and Restated, Euro Disney SCA and Euro Disney Associés SCA, inter alia, must respect a certain number of shared obligations set out in Annex V of the Common Agreement Amended and Restated (the Covenants), under the terms of which Euro Disney SCA must, in particular, commit itself to place at the disposal of Euro Disney Associés SCA its surplus cash reserves that are greater than € 1.000.000 (one million euros).

(E)                                 The object of this agreement is to restate the terms of the Covenants concerning the conditions under which Euro Disney SCA makes its cash reserves available to Euro Disney Associés SCA.

IT IS HEREBY AGREED AS FOLLOWS :

1.                                      DEFINITIONS AND INTERPRETATION

Except where the context otherwise requires, the terms defined herein (including the Recitals) have the meanings ascribed to them in the Common Agreement Amended and Restated.

2.                                      CASH ADVANCES – REPAYMENT

2.1                                 Euro Disney SCA will make available to Euro Disney Associés SCA, its surplus cash reserves greater than € 1.000.000 (one million euros) by way of shareholder’s loans and to cause (subject as aforesaid) all of the Group’s available cash to be lodged at all times within Euro Disney Associés SCA and its Subsidiaries.

In this context Euro Disney SCA makes available to Euro Disney Associés SCA a shareholder’s advance of €25,000,000 (twenty five million euros) (the “Operating Advance”).

2.2                                 The repayments will have to be structured so that the cash reserves of Euro Disney SCA always remains lower than € 1.000.000. With respect to the Operating Advance only, Euro Disney SCA may demand repayment in whole or in part of the Operating Advance as its cash needs emerge in order to cover its costs and expenses, within the limits of the annual operating budget of Euro Disney SCA, as provided for in sub-paragraph (f) of paragraph 7 of the Covenants, net of its revenue (in particular its dividends for Financial Year N-1 and remuneration).

3.                                      PAYMENT

3.1                                 Each cash advance agreed to by Euro Disney SCA and Euro Disney Associés SCA will be remunerated for the benefit of  Euro Disney SCA at an interest rate no greater than

3 month Euribor less 0.50% per annum calculated on the amount of the advance and excluding any other payments including commission, interest, premium or sum of any other nature.

3.2                                 The rate for each calendar quarter will be determined according to 3 month Euribor in force on the first day of that quarter.

3.3                                 The interest will be calculated quarterly by applying the rate set out in paragraph 3.1 to each daily balance of the advance.

3.4                                The interest will be invoiced quarterly in arrear by Euro Disney SCA and accounted for on a current account (compte courant) basis.

4.                                      SUBORDINATION

Repayment by Euro Disney Associés SCA of the advances which are granted to it in accordance with this agreement are subordinated, in the event of liquidation, to the payment by Euro Disney Associés SCA of the sums due under the Bank Debt Agreements, the CDC Second Park Loan Agreements and the CDC Subordinated Long-Term Debt Agreements.

5.                                      DURATION

The present agreement enters into force at the date of its signature and lasts for the duration of the Amended and Restated Common Agreement.

6.                                      APPLICABLE LAW AND JURISDICTION

6.1                                 The Agreement will be governed by and construed in accordance with the laws of France.

6.2                                 It is expressly agreed, for the benefit of the lender, that any dispute between the parties relating to the interpretation or the enforcement of this agreement will be submitted to the exclusive jurisdiction of the commercial courts of the Court of Appeal of Paris.

Agreed on [•], [•] 2004
in [•] original versions.

For	For

EURO DISNEY SCA	EURO DISNEY ASSOCIÉS SCA

Euro Disney SAS, Manager	Euro Disney SAS, Manager

Name :[•]	Name :[•]
Title :[•]	Title :[•]

SCHEDULE 15
Amendment and Restatement Agreement to the Common Agreement

[See Exhibit 4.17 (a) of the Form 20-F]

SCHEDULE 16
Phase IA Advances Amendment and Restatement Agreement

[See Exhibit 4.13 (a) of the Form 20-F]

SCHEDULE 17
Phase IB Partners Advances Amendment and Restatement

[See Exhibit 4.14 (a) of the Form 20-F]

SCHEDULE 18
Phase IB Credit Amendment and Restatement Agreement

[See Exhibit 4.15 (a) of the Form 20-F]

SCHEDULE 19
Form of Disney Undertaking

To:                              BNP PARIBAS

E.C.E.P.

Project Finance

37, place du Marché Saint Honoré

75001 PARIS

as Agent for the Phase IA Banks

To:                              Caisse des Dépôts et Consignations

73, avenue Pierre Mendès-France

75003, PARIS

To:                              CALYON

9, quai du Président Paul Doumer

92920 PARIS LA DEFENSE CEDEX

as Agent for the creditors which are parties to
the Phase IA Partners’ Advances Agreement,
Phase IB Credit Facility Agreement and the
Phase IB Advances Agreement

December 1, 2004

Ladies and Gentlemen:

Euro Disneyland in France

1.                                       We refer to the Common Agreement dated August 10, 1994 Amended and Restated between (1) Euro Disney S.C.A., Euro Disneyland S.N.C., Euro Disney Associés S.C.A., EDL Hôtels S.C.A., Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C. and Centre de Divertissements Associés S.N.C. as borrowers (the “Borrowers”), (2) the banks which are party to the Phase IA Credit Facility, (3) Caisse des Dépôts et Consignations, (4) the partners of Euro Disneyland and S.N.C. which are party to the Phase IA Partners Advances Agreement, (5) the banks which are party to the Phase IB Credit Facility Agreement and (6) the partners of the Hotel S.N.C.s and the banks which are party to the Phase IB Advances Agreement.  Capitalized terms not defined herein shall have the meaning ascribed to them in the English version of the Common Agreement signed for identification by or on behalf of the parties hereto.

2.                                       We also refer to the Phase IA Credit Facility, the CDC Loan Agreements, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement and the Phase IA Partners Advances Agreement (the “Bank Debt Agreements”).

3.                                       We hereby undertake from the date of completion of the Contribution until December 31, 2016 to hold shares representing at least 39% of the share capital of Euro Disney S.C.A.

4.                                      We hereby irrevocably undertake, from the date of completion of the Contribution until the date on which all sums due to the creditors under the Bank Debt Agreements shall have been fully repaid or paid and on which all other obligations under the Bank Debt Agreements shall have been fully performed (the “Debt Agreement Final Date”) and notwithstanding any event of default or potential event of default under any of the Bank Debt Agreements not to cease directly or indirectly holding at any time the number of fully paid up shares set forth below:

(a)                                  at least one share in Euro Disneyland S.N.C.; and

(b)                                 at least 97% of the share capital of (i) the associé commandité (general partner) of Euro Disney S.C.A., (ii) two associés commandités of the Operating Company, (iii) a gérant (manager) of the Operating Company, (iv) a gérant of Euro Disney S.C.A. or (v) a gérant of Euro Disneyland S.N.C.

5.                                      We represent and warrant that since January 1, 2003, no amounts have been paid by Euro Disney S.C.A. in respect of Management Fees or of royalties pursuant to the Licence Agreement.

6.                                      We hereby irrevocably undertake not to require or accept any amendment whatsoever to the Promissory Note issued pursuant to the Standby Revolving Credit Supplemental Agreement or to the New Credit Line during the period beginning on the date of completion of the Contribution and ending on the Debt Agreement Final Date or (in the case of the New Revolving Credit Facility) its expiration date, which would adversely affect the rights and obligations of the Operating Company thereunder.

7.                                      We hereby irrevocably undertake not to require payment of any amount due to us pursuant to the Promissory Note referred to in paragraph 6 so long as any due and payable amount of whatever nature under the Senior Debt or the CDC Junior Loans remains unpaid.

8.                                      We acknowledge and agree, and by your signature below you agree and accept on behalf of the Creditors, that from the date of the completion of the Contribution, (a) only the following provisions of the Memorandum of Agreement dated March 14, 1994 will remain in effect, namely, Articles I (Respective Undertakings), IV.7 (Phase II Development Fee), VIII (Unity of Agreement), X (Release of TWDC), XI (Confidentiality) and XII (Governing Law; Election of Domicile), (b) the Agreement dated August 10, 1994 between Euro Disney Associés S.N.C. and the Creditors will cease to have effect and (c) only the following provisions of the Memorandum of Agreement will remain in effect, namely, the Recitals and Articles 1 (Definitions) (to the extent necessary for the following Articles), 2 (Commitments), 7.2.2 (Costs), 7.5 (Unity of Memorandum), 7.8 (Release of TWDC), 7.10 (Confidentiality), 7.11 (Applicable law) and 7.12 (Language).

9.                                      With effect from the date of completion of the Contribution, this letter supersedes the previous letter dated August 10, 1994 with a similar subject matter emanating from Disney Enterprises, Inc. (formerly The Walt Disney Company).

10.                                (a)                                  This letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflict of law principles thereof.  Any legal action or proceeding against us with respect to this letter shall be brought exclusively in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this letter we hereby irrevocably accept the jurisdiction of the aforesaid courts.

(b)                               We hereby irrevocably waive any objection which we may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this letter brought in the courts referred to in paragraph (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

This letter is furnished in the English language by us to you in connection with the financial restructuring of the Euro Disney project and is solely for the benefit of the Creditors and their respective assignees.

Very truly yours,
The Walt Disney Company

By:

Agreed and accepted on behalf of the creditors that are parties to the Phase IA Credit Facility

BNP PARIBAS
as Agent

By:

Agreed and accepted on behalf of the creditors that are parties to the Phase IA Partners Advances Agreement the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement

CALYON
as Agent

By:

Agreed and accepted
Caisse des Dépôts et Consignations

By:

SCHEDULE 20
Form of Disney Undertaking

To:	BNP PARIBAS
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 PARIS

As Agents for the Phase IA Banks

December 1, 2004

Ladies and Gentlemen:

Euro Disneyland en France

1.                                      We refer to the Phase IA Facility Agreement dated 5 September 1989 (the Amended and Restated “Facility Agreement”) between (1) Euro Disneyland S.N.C. and Euro Disney Associés S.C.A. as Borrowers, (2) the Banks and financial institutions set out in Schedule 1 thereto and (3) yourselves as Agent for the Banks. Expressions defined in the English version of the Facility Agreement signed for identification by the parties hereto have the same meaning when used herein. “Disney Group” means The Walt Disney Company and all Disney Controlled Affiliates.

2.                                      We hereby irrevocably undertake until the Discharge Date:

(a)                                  with respect to the Disney Support Documents to which we are a party, and with respect to the Disney Support Documents to which we are not a party insofar as we are able to do so through our ability to influence the policies and management of any Disney Controlled Affiliate by virtue of our position as a direct or indirect shareholder, to cause the Disney Support Documents (other than the Disney Undertaking) to be entered into and, notwithstanding any provision to the contrary contained in the Disney Support Documents, not to permit any Disney Support Document, to be amended or terminated otherwise than:

(i)                                    except in the case of the Disney Undertaking, for the sole purpose of substituting The Walt Disney Company or a Disney Controlled Affiliate (so long as The Walt Disney Company owns or controls (directly or indirectly) at least as high a percentage of the voting share capital thereof as it owned or controlled of the Disney Controlled Affiliate replaced) for The Walt Disney Company or any Disney Controlled Affiliate party thereto at any time;

(ii)                                 upon any associé commandité (general partner) of the Operating Company or of Euro Disney S.C.A., Euro Disneyland Participations S.A.S. or any gérant (manager) of either Borrower or of Euro Disney S.C.A. ceasing to be exclusively controlled by The Walt Disney

Company or any Disney Controlled Affiliate as the result of any action of the French State or any Agency or quasi governmental agency or court thereof, including, without limitation, the enactment, application or entry of any law, regulation, final decree, order or judgment (collectively, “Governmental Action”) under circumstances which could not reasonably have been prevented by The Walt Disney Company, any Disney Controlled Affiliate or the Borrowers;

(iii)                              upon the nationalization or expropriation of Euro Disney S.C.A., either Borrower or any associé commandité of the Operating Company or of Euro Disney S.C.A. or Euro Disneyland Participations S.A.S. or any gérant of either Borrower or the whole or substantially the whole of the business or assets of any of them;

(iv)                             upon the liquidation of the Operating Company or the transfer of the Operating Company’s interests in any Disney Support Document in connection with any bankruptcy or similar proceeding or as a result of any Governmental Action;

(v)                                upon any Governmental Action the result of which is (x) to prohibit the Operating Company or Euro Disney S.C.A. from operating all or substantially all of its business or (y) to prevent the Operating Company from satisfying any of its material obligations under any Disney Support Document the effect of which is substantially to diminish Disney’s direct or indirect earnings from the Disney Support Documents taken as a whole under circumstances which could not reasonably have been prevented by The Walt Disney Company, any Disney Controlled Affiliate or the Borrowers;

(vi)                             upon a person or entity (or group of persons or entities acting together) acquiring the power to direct, or prevent the direction of, the management and policies of Euro Disney S.C.A. or either Borrower under circumstances which could not reasonably have been prevented by The Walt Disney Company, any Disney Controlled Affiliate or the Borrowers; or

(vii)                           as permitted by sub-clause (D) of Clause 24 (Project Undertakings) of the Facility Agreement;

(b)                                 to ensure that charges and expenses levied on the Borrowers under the Disney Support Documents are levied strictly in accordance with the chargeable cost allocation procedure attached to this letter and to provide a report of compliance with this covenant signed by, the Chief Financial Officer of The Walt Disney Company not later than 3 months alter the end of each of our fiscal years in respect of such year; and

(c)                                  to ensure so far as we are able that the gérant and associés commandités (other than that held by Euro Disney S.C.A.) of the Operating Company and the gérant of the Financing Company and the parties, other than the Borrowers, to each of the Disney Support Documents shall be direct or indirect wholly owned subsidiaries of The Walt Disney Company.

3.                                      With effect from the date of completion of the Contribution, this Letter supersedes the previous letter dated August 10, 1994 (and the First Disney Undertaking Letter referred to therein) with a similar subject-matter emanating from Disney Enterprises, Inc. (formerly The Walt Disney Company).

4.                                       (a)                                  This Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflict of law principles thereof. Any legal action or proceeding against us with respect to this Letter shall be brought exclusively in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this Letter, we hereby irrevocably accept the jurisdiction of the aforesaid courts.

(b)                                  We hereby irrevocably waive any objection which we may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Letter brought in the courts referred to in paragraph (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

This Letter is furnished by us to you in the English language as Agent pursuant to the Facility Agreement in connection with the financing of Phase IA and is solely for the benefit of the Agent, the Banks and their assignees.

Very truly yours,
The Walt Disney Company

By:

Acknowledged and accepted on behalf of the Banks that are parties to the Facility Agreement

BNP PARIBAS
as Agent

By:

SCHEDULE 21
Disney Undertaking

To:                             BNP PARIBAS

E.C.E.P.

Project Finance

37, place du Marché Saint Honoré

75001 Paris

as Agent for the Phase IA Banks

December 1, 2004

Ladies and Gentlemen:

1.                                      As you are aware, Euro Disney SAS (the “Management Company”), an indirect subsidiary of The Walt Disney Company (“WDC”), has been named as the gérant of Euro Disney Associés S.C.A. (the “Operating Company”) pursuant to the statuts of the Operating Company.  The Management Company has asked us to deliver this letter to you in your capacity as Agent for the Banks under the Phase IA Facility Agreement dated 5 September 1989 as Amended and Restated (the “Facility Agreement”) between (1) Euro Disneyland S.N.C. and Euro Disney Associés S.C.A. as Borrowers, (2) the Banks and financial institutions set out in Schedule 1 thereto and (3) yourselves as Agent for the Banks.  Terms used in this letter and not otherwise defined herein shall have the meanings assigned thereto in the English version of the Facility Agreement signed for identification by the parties hereto.

2.                                      In connection with the execution and delivery by ourselves and certain of our affiliates of the Disney Support Documents (which expression shall for the avoidance of doubt include any such documents entered into hereafter) in connection with the Project (including Phase IA) we confirm that, until the Discharge Date.

(a)                                We will make available (directly or indirectly) to the appropriate Disney Controlled Affiliate such special expertise and technical capabilities and such other resources, including but not limited to the provision of skilled personnel and industrial and intellectual property rights, that are not procured from other sources and are possessed by us and/or any Disney Controlled Affiliate as may be necessary for the performance by the relevant Disney Controlled Affiliate of its duties in accordance with and subject to the relevant Disney Support Document; and

(b)                               Insofar as we are able to do so through our ability to influence the policies and management of any Disney Controlled Affiliate by virtue of our position as a direct or indirect shareholder, we will cause such Disney Controlled Affiliate to (i) observe and perform et all times its obligations under the Disney Support Documents to which it is a party in accordance with and subject to the respective terms of such Disney Support Documents and (ii) maintain its valid existence as a corporation.

3.                                      This letter shall not give rise to any recourse by the Banks against WDC under the Facility Agreement. No statement made in this letter shall be deemed to modify the terms or enlarge upon the obligations of the Borrowers set forth in the Facility Agreement or of any Disney Controlled Affiliate under the Disney Support Document, nor shall any such statement be construed as a guarantee of repayment of any indebtedness incurred by the Borrowers under the Facility Agreement nor any other sort of financial guarantee nor any other guarantee of the performance by the Disney Controlled Affiliates of their obligations under the Disney Support Documents. The purpose of this paragraph 3 is to clarify but not to reduce the obligations of WDC otherwise contained in this letter.

4.                                      (a)                                  This Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflict of law principles thereof. Any legal action or proceeding against us with respect to this Letter shall be brought exclusively in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this Letter, we hereby irrevocably accept the jurisdiction of the aforesaid courts.

(b)                               We hereby irrevocably waive any objection which we may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Letter brought in the courts referred to in paragraph (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

With effect from the date of completion of the Contribution, this Letter supersedes the previous letter issued in 1989 with a similar subject-matter emanating from Disney Enterprises, Inc. (formerly The Walt Disney Company).

This letter is furnished by us to you in the English language as Agent pursuant to the Facility Agreement in connection with the financing of Phase IA and is solely for the benefit of the Agent, the Banks and their assignees.

Very truly yours, The Walt Disney Company

By:

Acknowledged and accepted on behalf of the Banks that are parties to the Facility Agreement

BNP PARIBAS as Agent

By:

SCHEDULE 22
Form of Disney Undertaking (SNC undertaking)

To:            Banque BNP PARIBAS
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 Paris

as Agent for the Phase IA Banks

December 1, 2004

Ladies and Gentlemen:

Euro Disneyland en France

Please find attached as Exhibit “1” a copy of an undertaking letter (the “Undertaking Letter”) dated December 1, 2004 provided by Disney Enterprises, Inc. to Euro Disneyland SNC.

We hereby confirm that you shall be entitled, in your capacity as Agent for the Banks under the Facilities Agreement (as hereinafter defined), to enforce the terms of the Undertaking Letter so long as the Facilities Agreement remains in effect. For purposes hereof, the term “Facilities Agreement” shall mean the Phase IA Facility Agreement dated 5 September 1989 as Amended and Restated between (1) Euro Disneyland S.N.C. and Euro Disney Associés S.C.A. as Borrowers, (2) Banks and financial institutions set out in Schedule 1 thereto and (3) yourselves as Agent for the Banks.

This letter is furnished to you based on the Agreement that neither this letter nor the Undertaking Letter shall be considered a “Disney Undertaking” under the Facilities Agreement or included within the term “Disney Support Documents” under the Facilities Agreement.

This letter is furnished by us to you as the Agent of the Banks under the Facilities Agreement and is solely for the benefit of you, in your capacity as Agent, and for the institutions for which you are the Agent.  No provision contained in this letter shall create or give to any third party (other than such institutions in their capacity as lenders under the Facilities Agreement) any claim, right or cause of action beyond such as may exist in the absence of this letter.

With effect from the completion date of the Contribution, this letter supersedes the previous letter dated August 10, 1994 with a similar subject-matter and emanating from Disney Enterprises, Inc. (formerly The Walt Disney Company).

This letter shall be governed by and construed in accordance with the laws of France.

Very truly yours,

Disney Enterprises, Inc.

By:

Agreed and accepted on
behalf of the Banks that are parties
to the Facilities Agreement

BNP PARIBAS
as Agent

By:

Exhibit « 1 »

[Letterhead Disney Enterprises, Inc.]

To :                          Euro Disneyland SNC
Immeubles Administratifs
Route Nationale 34
77700 Chessy

December 1, 2004

Ladies and Gentlemen:

This is in reference to our Letter of Undertaking dated June 30, 1994 (the “Letter”), a copy of which is attached as Exhibit A.

With effect from the date of completion of the contribution to be made by Euro Disney SCA to Euro Disney Associés SCA, pursuant to the Contribution Agreement (Traité d’Apport Partiel d’Actifs), dated September 30, 2004 and amended on November 8, 2004, the undertakings set forth in paragraphs 1 through 4 of the Letter will terminate.

Accordingly, at the afore-mentioned date, paragraphs 1 through 4 and the first sentence of the penultimate paragraph of the Letter shall be deleted therefrom.  The remainder of the Letter shall remain in full force and effect.

Very truly yours,

Disney Enterprises, Inc.

By:

Read and approved
Euro Disneyland SNC
By:

Exhibit A

(Copy of the letter from TWDC to Euro Disneyland S.N.C. dated June 30, 1994 signed by
Jeff Smith and read and approved by Xavier de Mézerac)

June 30. 1994

Euro Disneyland SNC
Immeubles Administratifs
Route Nationale 34
Chessv. Seine-et-Marne
France

Attention: The Gerant

Dear Sirs:

We are writing in reference to, on the one hand, the finance-lease agreement (“Contrat de Credit-Bail”) entered into today by Euro Disney Associés SNC, one of our wholly owned indirect affiliates, and your company regarding the Parc Euro Disneyland Installations in France (the “Finance Lease”) and, on the other hand, the sub-lease (“Contrat de Sous-Location”) agreement regarding the same assets entered into today by Euro Disney SCA and Euro Disney Associés SNC (the “Sub-Lease”). We hereby confirm our undertakings with respect to the following items:

l.                                          We irrevocably guarantee that, to the extent of the sums that it will have received beforehand from Euro Disney SCA under the Sub-Lease (after deduction of the sums actually paid by Euro Disney SCA pursuant to the additional rent provided under Article 13 A (b) of the Sub-Lease (the “Sub–Lease Receipts”). Euro Disney Associés SNC shall immediately pay to your company the sums due and payable pursuant to the Finance Lease, and, as a consequence, we hereby undertake to pay to your company, upon first written demand notified by facsimile transmission and confirmed by registered letter return receipt requested or by any other means, the amount payable by Euro Disney Associés SNC pursuant to the Finance Lease to the extent the Sub–Lease Receipts exceed the aggregate sum paid to your company by Euro Disney Associés SNC pursuant to the Finance Lease.

2.                                       Euro Disney Associés SNC and its partners will be managed in such a way so as to limit as much as possible the risk that these companies become subject to possible bankruptcy proceedings or have creditors unaffiliated to our company arising from activities other than those contemplated by the Finance Lease, the Sub-Lease, and the sale/leaseback of the 1.4 billion of assets (the “Sale/Leaseback”) contemplated by Article III.3 of Memorandum of Agreement, dated March 14, 1994, between inter alia The Walt Disney Company and Euro Disneyland SNC. We irrevocably undertake to indemnify your company and its partners for any damage or losses that it or they may suffer resulting from the obligations of Euro Disney Associés SNC or its partners attributable to activities other than those resulting from the Finance Lease, the Sub-Lease, or the Sale/Leaseback.

We will ensure that Euro Disney Associés SNC and its partners fulfill those obligations to governmental authorities (whether tax, statutory or regulatory) which may be required to maintain their legal existence and good legal standing.

3.                                       In the event of the termination of the Finance Lease in either of the two cases described in the immediately following paragraph, we irrevocably undertake to grant or to cause to be granted, to the purchaser or to the new lessee of the Installations (as defined in the Finance Lease) which are the subject of the Finance Lease at the time of its termination, a Iicense regarding the intellectual property rights necessary for the operation of the Installations, under the same terms and conditions as those of the license agreement between Euro Disney SCA and a wholly-owned subsidiary of our company dated February 28. 1989, as amended through the date hereof, but without the reduction of royalties contained in Section 6.1(b) of such agreement, which reductions end no later than September 30, 2003.

The two events of termination of the Finance Lease referred to above are (i) termination due to Euro Disney Associés SNC exercising the early termination option set forth in Article 22 of the Finance Lease and (ii) termination due to a default in payment by Euro Disney Associés SNC of any sums accruing under the Finance Lease with respect to any period after the expiration of the twelfth year following the entry into force of the Finance Lease.

4.                                      We hereby undertake for the duration of this agreement:

•                                        to hold, directly or indirectly, all of the shares constituting the capital of the companies EDL SNC Corporation and Euro Disney Investments Inc., the sole partners of Euro Disney Associés SNC, and not to undertake any reduction in the capital of those companies;

•                                        that the companies EDL SNC Corporation and Euro Disney Investments Inc. will remain the sole partners of Euro Disney Associés SNC (with the only exception of the conditional assignment of one share which we have been granted);

•                                        that no modification of the by-laws of Euro Disney Associés SNC be made except as may be required by law, and in particular that it shall not be transformed into another legal form;

•                                        to hold, in the event we become a partner of Euro Disney Associés SNC on June 30, 2006, at least one share of Euro Disney Associés SNC from such date until the expiration of the Finance Lease;

•                                        not to modify, or allow to be modified, the subordinated loans existing between Euro Disney Associés SNC and its partners;

•                                        to ensure that any additional financing which would be extended to Euro Disney Associés SNC shall be on the same terms and conditions as to subordination as the subordinated loans referred to in the preceding paragraph;

•                                        not to modify, cancel, waive or in any other manner make inapplicable or void the conditional assignment of a share executed this day in our favor;

•                                        to ensure that Euro Disney Associés SNC will not grant to any third party any right or security with respect to the receivables due under the Sub-Lease or with respect to the assets which are the subject of the Sale/Leaseback;

•                                        in the event Euro Disney Associés SNC terminates the Sub-Lease while the Finance Lease is still in effect, to guarantee payment, as and when due, to Euro Disneyland SNC of all amounts which become due under the Finance Lease after such termination and which are not paid when due by Euro Disney Associés SNC.

5.                                       We hereby undertake to cause Euro Disney Associés SNC to have available all arnounts necessarv to pay, and to cause to be paid by Euro Disney Associés SNC or another third party, any and all French publication, registration or similar taxes, charges or duties which may be assessed against Euro Disnevland SNC or Euro Disnev Associés SNC with respect to the execution of the Finance Lease, the Sub-Lease or the termination of the Contrat de Crédit Bail dated April 26, 1989. including the amount of any penalty which may be assessed by the French Tax Authorities on account of the above-mentioned taxes, charges and duties.

6.                                       Notwithstanding the provisions of Article 10 of law no 66-537 of July 24, 1966, we hereby expressly irrevocably, on our behalf as well on the behalf and for the account of each of the companies of our group that we directly or indirectly control, and in particular on behalf and for the account of EDL SNC Corporation and Euro Disney Investments Inc., (i) waive any recourse that we would have or consider ourselves to have against any partner of Euro Disneyland SNC for claims arising pursuant to the Finance Lease, the Sub-Lease, or this letter, and (ii) undertake not to take any action which could result in Euro Disneyland SNC being subject to bankruptcy or insolvency proceedings: provided, however, that we may participate in proceedings initiated by third parties.

The undertakings set forth in paragraphs 1 through 4 herein are irrevocable and will remain in force (i) until the expiration of the twelfth year of the Finance Lease, in the event that Euro Disney SCA exercises its option to purchase the Finance Lease pursuant to Article 12 of the Sub-Lease, or (ii) until the expiration of the Finance Lease in the event that Euro Disney SCA does not exercise the purchase option referred to above. The undertaking set forth in paragraph 5 and the waiver set forth in paragraph 6 shall remain in force notwithstanding the expiration of the undertakings set forth in paragraphs 1 through 4 above.

The undertakings herein shall be governed by French law. Any disagreement pertaining to the undertakings set forth in this letter shall be subject to the exclusive jurisdiction of the Commercial Court of Paris. This shall not be construed as an agreement by The Walt Disney Company to submit to the jurisdiction of any court in France with respect to any matter other than the undertakings set forth in this letter.

Sincerely,

Read and Approved:

Euro Disneyland SNC
By: Xavier de

Mezerac

SCHEDULE 23
Euro Disney S.A.S. Undertaking

TWDC Procurement Letter

[on letter head of TWDC]

To:	BNP PARIBAS E.C.E.P. Project Finance 37, place du Marché Saint Honoré 75001 PARIS as Agent for the Phase IA Banks

To:	Caisse des Dépôts et Consignations 73, avenue Pierre Mendès-France 75003, PARIS

To:	CALYON 9, quai du Président Paul Doumer 92920 PARIS LA DEFENSE CEDEX as Agent for the creditors which are parties the Phase IA Partners Advances Agreement, the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement

December 1, 2004

Ladies and Gentlemen:

Euro Disneyland in France

1.                                      We refer to the Common Agreement dated 10 August, 1994 Amended and Restated between (1) Euro Disney S.C.A., Euro Disneyland S.N.C., Euro Disney Associés S.C.A., EDL Hôtels S.C.A., Hotel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hotel Associés S.N.C., Hotel Santa Fe Associés S.N.C. and Centre de Divertissements Associés S.N.C. as borrowers (the “Borrowers”), (2) the banks which are party to the Phase IA Credit Facility, (3) Caisse des Dépôts et Consignations, (4) the partners of Euro Disneyland S.N.C. which are party to the Phase IA Partners Advances Agreement, (5) the banks which are party to the Phase IB Credit Facility Agreement and (6) the partners of the Hotel S.N.C.s and the banks which are party to the Phase IB Advances Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the English version of the Common Agreement signed for identification by or on behalf of the parties thereto.

2.                                      We also refer to the Phase IA Credit Facility, the CDC Loan Agreements, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, the Phase IA Partners

Advances Agreement and to the CDC Second Park Agreements (the “Bank Debt Agreements”).

3.                                      We also refer to the letter dated December 1, 2004 of Euro Disney SAS to BNP PARIBAS, CALYON and CDC in respect of the undertaking by Euro Disney S.C.A. not to carry on activities other than those set out in the Common Agreement and the Covenants (the said letter hereinafter the “Letter” and attached as Exhibit A hereto).

4.                                      In our capacity as controlling shareholder of Euro Disney SAS, manager of Euro Disney S.C.A., we hereby irrevocably undertake, from the date of completion of the Contribution until the date on which all sums due to the creditors under the Bank Debt Agreements shall have been fully repaid or paid and on which all other obligations under the Bank Debt Agreements shall have been fully performed, to cause Euro Disney SAS to comply with its undertakings under the Letter.

5.                                       (a)                                  This letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York without regard to the conflict of law principles thereof.  Any legal action or proceeding against us with respect to this letter shall be brought exclusively in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this letter we hereby irrevocably accept the jurisdiction of the aforesaid courts.

(b)                                We hereby irrevocably waive any objection which we may now or hereafter have to the laying of venue of any of the aforesaid action or proceeding arising out of or in connection with this letter brought in the courts referred to in paragraph (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

This letter is furnished in the English language by us to you in connection with the financial restructuring of the Euro Disney project and is solely for the benefit of the Creditors and their respective assignees.

Very truly yours, The Walt Disney Company

By:

Agreed and accepted on behalf of the creditors that are parties to the Phase IA Credit Facility

BNP PARIBAS as Agent

By:

Agreed and accepted on behalf of the creditors that are parties to the Phase IA Partners Advances Agreement the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement

CALYON as Agent

By:

Agreed and accepted

Caisse des Dépôts et Consignations

By:

SCHEDULE 23
Euro Disney S.A.S. Undertaking

Exhibit A

[Exhibit A to this Schedule 23 only exists in French and absent a translation into English is summarized as follows:

A letter from Euro Disney S.A.S., as manager of Euro Disney SCA, to BNP Paribas, as agent for the Phase IA Banks, CALYON, as agent under the Phase IB Credit Agreement, Phase IB Advances Agreement and Phase IA Partners Advances Agreement, and CDC, whereby Euro Disney S.A.S. undertakes to manage Euro Disney SCA in accordance with the undertaking by Euro Disney SCA not to take on activities other than those set out in the Common Agreement and the Common Undertakings.]

SCHEDULE 24
Compensation letter

[See Exhibit 4.19 of the Form 20-F]

SCHEDULE 25
Letter relating to the Master Agreement

CONFIDENTIAL

[Euro Disney SCA Letterhead]

BNP PARIBAS
16 boulevard des Italiens
75009 Paris
For the attention of [ ]

CALYON
7 quai Paul Doumer
92920 Paris La Défense
For the attention of [ ]

Chessy, [  ] 2004

Dear Sirs,

We refer to your question concerning the number of hectares in respect of which our company may lose its development rights in the event that the minimum development thresholds provided for in article 15.2.2 of the Agreement for the Creation and Operation of Euro Disneyland in France dated 24 March, 1987 (the “Agreement”) are not met.

We hereby confirm that as at today’s date our Company has not lost any of its development rights under the Agreement.

On the basis of the number of hectares of land and equipment developed or included in a Detailed Programme as at today’s date (namely 1,170.6 hectares) (please refer to the table prepared by our Real Estate Department in Annex 1), and on the assumption that there would be no additional future development or Detailed Programme until the dates mentioned hereafter, our Company would lose its rights in relation to the following number of hectares at the dates specified below :

On 31 December, 2007	0 hectares

(1,170.6 hectares of land and equipment having been developed or included in a Detailed Programme, the threshold of 975 hectares has been reached)

On 31 December, 2017	772.4 hectares

(namely threshold of 1,943 less 1,170.6 hectares of land and equipment developed or included in a Detailed Programme as of today’s date

You also asked us to give an estimate of the number of hectares of additional land which our Company could envisage developing or including in a Detailed Programme as at 31 December, 2007 and 31 December, 2017, and to supply the calculation of the number of hectares in relation to which our Company may lose its rights on the basis of such an estimate.

By way of reply to this request, you will find attached hereto a second table prepared by our Real Estate Department on the basis of its forecasts as at today’s date and given the current economic context (please refer to the table in Annex 2).

Please note that these figures are only a theoretical working hypothesis, which does not take into account our commitments to the banks or the content of our five year Business Plan. On that basis, our Company would lose its rights in relation to the following number of hectares at the dates indicated below:

On 31 December, 2007	0 hectares

On 31 December, 2017	0 hectares

Please note also that according to article 15.5 of the Agreement our Company could have lost its rights to develop the land marked for the second park (a “Second Major Attraction” or an expansion of the Euro Disneyland Park) if the construction thereof had not started before 1st January, 2011.

This letter is addressed exclusively to you in your respective capacity as Agent of the Phase IA Banks and Agent of the Phase IA and IB Partners and of the Phase IB Banks, as well as to your legal advisers, pursuant to the agreements and undertakings entered into in 2004 in relation to the financial restructuring of Euro Disney. It may not be disclosed to any third party whatsoever without our prior written approval.

The French version of this letter shall prevail over any other version drafted in an other language.

Yours faithfully.

[

([representative of the Operating Company])]

Annex 1
Areas of land and equipment developed by Euro Disney or included in a Detailed Programme to date

DEVELOPED SURFACES

Euro Disneyland Phases I, II and III

TOTAL AREA:	1,943 ha

TOTAL transferable surfaces:	1,742 ha

PHASE I

Transferable parcels	375 ha
including Disneyland Paris installations	319 ha

Secondary infrastructure	112 ha

Primary infrastructure	125 ha

TOTAL	612 ha

PHASE II (Detailed Programme Commitments)

Transferable parcels:
• CCI	25 ha
• Park area	7.5 ha
• Station area	3.5 ha
• International Business Park	40 ha
• Waste disposal	1 ha
• Second Park	26 ha
TOTAL	103 ha
• Amendment 04-II	22.97 ha
• Amendment 05-II	34.6 ha
• Amendment 06-II	3.8 ha
• Amendment 07-II	7.50 ha
TOTAL	171.87 ha
Secondary Infrastructure	28 ha
Primary Infrastructure (estimation)	45 ha
TOTAL Phase II	245 ha

TOTAL SURFACES DEVELOPED TO DATE: 857 ha

[Primary infrastructure: 35 ha
+ Amendment 07-II: none
+ Amendment 06-II: none
+ Amendment 04-II: none
+ Amendment 05-II: 10 ha]
Total: 45 ha

PHASE III (signed 15 September 2003)

Transferable parcels		SHON

• North Area	47 ha	110,000 m2

• Tourism Area	13.8 ha	65,000 m2

• Station Area	5.5 ha	113,000 m2

• Lake Area	4.4 ha	70,000 m2

• East Area	47 ha	98,500 m2

• International Business Park	104.8 ha	520,000 m2

• Second Park Security Area	4.1 ha	0

TOTAL	226.6 ha	976,500 m2 (approx)

Secondary Infrastructure	50 ha

Primary Infrastructure	15 ha

Public Installations (estimation)	22 ha

TOTAL Phase III	313.6 ha

[South A4:
In Disney perimeter: 118 ha
Outside Disney perimeter: 516 ha]

TOTAL OF 3 PHASES	1,170.6 ha

Annex 2
Contemplated areas of land and equipment for development by Euro Disney or inclusion in a

Detailed Programme by 31 December 2007 and 31 December 2017.

AREAS TO BE DEVELOPED

TOTAL AREA:  1,943 ha

Developed or committed areas to date                                   1,170.6 ha

To be developed prior to 31 December 2017	772.4 ha

SCHEDULE 26
List of Indebtedness

Other Indebtedness
Amounts as at September 30 2004

Crédit Bail, Leasing		Principal

	IT Equipment	14 413 872
	Fixed Assets	4 786 136
	Divers	2 329 526
	Car Leasing	3 727 042
		25 256 576	(1)

Purchases on credit and deferred payment terms for a period exceeding 180 days		0

The issue of guarantees, endorsements or indemnities or the undertaking of payment obligations in whatever form relating to Borrowings contracted by third parties outside the Group		0

The issue of securities representing claims against any Group company, other than Equity Securities		0

(1) Reported amounts are based upon the existing definition of Additional Indebtedness in the Common Agreement as of September 30, 2004 and the Company’s past practice.  Each contract will be re-examined in light of the modifications to the Other Indebtedness definition in Financial Year 2005

Financing Agreements (in M€):

Principal Amounts as at September 30, 2004

		ED SCA	EDL SNC	EDL Hotels SCA	Hotels SNCs	Total
Phase 1A Credit Facility(1) :
Tranche A	Euribor + 0.8%	70,0	155,9			225,9
EIB	4,24%	5,9				5,9
Crédit Local de France	Euribor + 0.47%	4,4	3,9			8,3
Tranche D1	Euribor + 0.8%	18,1	39,7			57,8
Tranche D2	Euribor + 0.8%	13,0	29,3			42,3
CDC Ordinary (2)	5,15%	40,6	86,9			127,5
CDC Participating	5,15%	128,3	274,4			402,7
Phase 1A Partners’ Advances:
Tranche B	3%		304,9			304,9
Phase 1B Credit Facility	Euribor + 1%			22,4	128,2	150,6
Phase 1B Advances:
Tranche B	3%				78,1	78,1
Tranche C	Euribor +1.125%				18,9	18,9
Crédit-Bail 1.4 BFRF (Additional Capacity 1994)	1%	213,4				213,4
Stand By Credit Agreement	Euribor	125,0				125,0
CDC 2nd Gate (Walt Disney Studios)	5,15%	381,1				381,1
Convention Center	Euribor + 0.20%			20,5		20,5
TOTAL		993,9	900,9	42,9	225,1	2 162,9

(1) Rates are averages, the principal represents the amounts owed by the companies

(2) Finama Bank guarantees the partners of EDL SNC for an amount of 86.9 M€ at a cost of 1% of the principal per annum.

Market Transaction

as at September 30, 2004

Interest Rate Hedging:	Principal	Latent Result
SWAPS	20 000	-24
FRA	40 000	0

Foreign Exchange Hedging:	Principal	Latent Result
Forward Sale GBP	N/A
Forward Sale CHF	N/A
Forward Buy USD	-11 969	-203

Options		Principal		Latent Result
N/A

Note: Spot	GBP =	1,4560	€
	CHF =	0,6442	€
	USD =	0,8059	€

SCHEDULE 27
Outstanding Amounts as at 1 October 2004 after Prepayment

Banks	SNC Loan	SCA Loan
	(euro)	(euro)
Banco Santander Hispano S. A	4,531,694.00	2,047,260.15
Bank of America N.A.	10,448,936.25	4,710,328.47
Bank of Nova Scotia	7,872,098.91	3,534,496.14
Bank of Scotland	12,033,375.63	5,376,075.27
Banque Fédérative du Crédit Mutuel	2 154 797.02	967,223.24
Bayerische Hypo- und Vereinsbank	8,248,502.70	3,726,383.72
BNP PARIBAS	8,587,252.41	3,872,488.28
B.R.E.D. Banque Populaire	2,154,797.02	967,223.24
CALYON	5,520,365.59	2,491,044.93
Crédit Industriel et Commercial	3,864,437.42	1,734,629.15
Citibank NA New York	5,890,119.97	2,618,553.51
Crédit Agricole S.A.	4,803,234.67	2,172,790.90
Crédit Foncier de France	4,740,922.57	2,128,056.82
Credit Suisse First Boston	10,421,814.01	4,665,813.67
Deutsche Bank AG	42,281,639.63	19,030,699.74
Dresdner Bank AG	8,628,664.74	3,873,146.75
Goldman Sachs Paris Inc	19,902,921.06	8,921,596.01
JPMorgan Chase Bank	2,154,797.02	967,223.24
Natexis Banques Populaires	19,917,431.12	8,946,455.24
Morgan Stanley Bank International Limited	4,531,694.00	2,047,260.14
TOTAL	188,689,495.75	84,798,748.59

SCHEDULE 28
New scheduled repayments

Instalment	SCA Loan	SNC Loan
	(euro)	(euro)
May 2008	21,099,069.99	11,793,093.48
August 2008	3,981,229.91	11,793,093.48
November 2008	3,981,229.91	11,793,093.48
February 2009	3,981,229.91	11,793,093.48
May 2009	3,981,229.91	11,793,093.48
August 2009	3,981,229.91	11,793,093.48
November 2009	3,981,229.91	11,793,093.48
February 2010	3,981,229.91	11,793,093.48
May 2010	3,981,229.91	11,793,093.48
August 2010	3,981,229.91	11,793,093.48
November 2010	3,981,229.91	11,793,093.48
February 2011	3,981,229.91	11,793,093.48
May 2011	3,981,229.91	11,793,093.48
August 2011	3,981,229.91	11,793,093.48
November 2011	3,981,229.91	11,793,093.48
February 2012	3,981,229.91	11,793,093.48
May 2012	3,981,229.91	0.00

SCHEDULE 29
Waiver of Debt Agreements

Enterprises, Inc.

October 1, 2004

TO:                                                  Euro Disney SCA

FROM:                               Disney Enterprises, Inc.

Ladies and Gentlemen:

We refer to (i) the Standby Revolving Credit Agreement (the “Standby Credit”) dated August 5 , 1994 between Euro Disney SCA and Disney Enterprises, Inc. (formerly The Walt Disney Company) and (ii) the Memorandum of Agreement dated June 8, 2004 among Euro Disney, Euro Disneyland SNC, EDL Hôtels SCA, the Hotel SNCs (as defined therein), The Walt Disney Company (“TWDC”), Caisse des Dépôts et Consignations, the Lenders (as defined therein), BNP Paribas, Calyon and the Steering Committee, as amended on September 27, 2004 (the “Memorandum of Agreement”), and more particularly its Article 7.1.1 (as amended).

Effective on and as of the date hereof, and subject only to the condition subsequent set forth below, we hereby discharge Euro Disney SCA of it obligation to repay to us a portion, equal to the amount of € 10 million, of the principal currently outstanding under the Standby Credit (such € 10 million portion being hereinafter referred to as the “Discharged Amount”) and hereby waive all claims with respect to our rights to enforce the repayment of such Discharged Amount.

The foregoing discharge of the Discharged Amount and waiver of rights of repayment with respect thereto are subject to the condition subsequent that all transactions, documents, contracts and amendments contemplated by the Memorandum of Agreement will have been unconditionally and irrevocably completed, closed and executed and become unconditionally and irrevocably effective no later than March 31, 2005, unless otherwise agreed in writing by us by no later than April 30, 2005.

In the event that the condition referred to in the preceding paragraph is not satisfied, the foregoing discharge and waiver will automatically terminate and be of no further force or effect on the fifth Business Day following April 30, 2005 (such day being the “Early Termination Date”) with no notice or other action required on our part or on the part of any other person or entity, and on the Early Termination Date the Discharged Amount will be reinstated in full and will become immediately due and payable in full to us on such date, together with interest calculated as provided by the Standby Credit from (and including) the date hereof to (but excluding) the Early Termination Date. For purposes, hereof, a “Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in Los Angeles and Paris.

500 South Buena Vista Street / Burbank, California 91521 / 818-560-1000

Part of the Magic of The  Company©

This letter shall be governed by, and interpreted in accordance with, the laws of the State of New York without reference to the choice of law doctrine. Any disputes arising from this letter shall be submitted to the exclusive jurisdiction of the courts of the State of New York or of the United States District Court for the Southern District of New York.

Very truly yours,

/s/ Joseph M. Santaniello
Disney Enterprises, Inc.
by: Joseph M. Santaniello

SCHEDULE 30

Part 1
Amendment Agreement to the nantissements
de comptes agreements (Phase IA Loan)

[This exhibit only exists in French and absent a translation into English is summarized as follows:

An amendment agreement between Euro Disneyland SNC, BNP Paribas, as agent for the Phase IA Banks and holder of the Accounts and CDC, which implements certain amendments necessitated by the 2004 financial restructuring to the Accounts Pledge Agreement, under which Euro Disneyland SNC had pledged all amounts outstanding in its Loan Accounts in order to secure Euro Disneyland SNC’s payment obligations with respect to the Banks under the CDC Ordinary Loan Agreement and the Phase IA Credit Agreement.]

SCHEDULE 30

Part 2
Amendment Agreement to the nantissements
de solde de compte agreement [SCA]

[This exhibit only exists in French and absent a translation into English is summarized as follows:

An amendment agreement between Euro Disney SCA, BNP Paribas, as agent for the Phase IA Banks and holder of the Accounts, CDC, which implements certain amendments necessitated by the 2004 financial restructuring to the Accounts Pledge Agreement, under which Euro Disney SCA had pledged all amounts outstanding in its Loan Accounts in order to secure Euro Disney SCA’s payment obligations with respect to the Banks under the CDC Ordinary Loan Agreement and the Phase IA Credit Agreement.]

SCHEDULE 31

Form of Legal Opinions

[The following exhibits only exist in French and, absent an English translation, have been summarized as follows:

(1)            the legal opinion of Freshfields Bruckhaus Deringer dated December 1, 2004 addressed to BNP Paribas in its capacity as agent for the Phase IA Banks and to CALYON in its capacity as agent for the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders concerning the due authorization and valid existence of certain entities executing various agreements related to the financial restructuring of the Company; and

(2)            the legal opinion of Freshfields Bruckhaus Deringer dated December 1, 2004 addressed to BNP Paribas and CALYON as agents to certain lenders concerning the due authorization and valid existence of certain entities signing certain agreements related to the contribution of nearly all of the assets and liabilities of the Company to Euro Disney Associés S.C.A.]

December 1, 2004

BNP Paribas
E.C.E.P.
Project Finance
37, place du Marché St-Honoré
75001 Paris

as Agent under the
Contrat d’Ouverture de Crédit Multidevises

dated September 5, 1989, as amended
among Euro Disney SCA, Euro Disneyland SNC
and various lenders represented by BNP Paribas

Calyon
9, quai Paul Doumer
92920 Paris La Défense Cedex

as Agent under the
Contrat d’Avances d’Associés

dated April 26, 1989, as amended
among Euro Disneyland SNC
and various lenders represented by Calyon;

Contrat d’Ouverture de Crédit

dated March 25, 1991, as amended
among EDL Hôtels SCA, certain SNCs
and various lenders represented by Calyon; and

Contrat d’Avances

dated March 25, 1991, as amended
among certain SNCs, EDL Hôtels SCA as guarantor
and various lenders represented by Calyon.

Ladies and Gentlemen:

We have acted as special French counsel to The Walt Disney Company (“TWDC”), Euro Disney Investments, Inc. (“EDI”), EDL SNC Corporation (“EDS”), Euro Disney Investments SAS (“EDI SAS”), EDL Corporation SAS (“EDS SAS”) and Euro Disney Associés SNC (“EDA”) in connection with (i) the 2004 Standby Revolving Credit Agreement dated September 30, 2004 (the “Standby Credit Agreement”) between TWDC and Euro Disney SCA; (ii) two share capital increases of EDA, each in an amount of €192,025,892.32 (including share issue premium), subscribed for by EDI and EDS, respectively, by way of set-off against certain receivables; (iii) a share capital reduction of EDA in an amount of €235,541,130.69; (iv) the contribution (apport) by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA; and (v) the transformation of EDA into a French société en commandite par actions (collectively, the “Transactions”).

This opinion is delivered to you pursuant to Section 6(A)(2)(aa) of the Convention de Modifications et de Réitération – Crédit Phase IA dated December 1, 2004 among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas as Agent; Section 3(A)(2)(c) of the Convention de Modifications et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon as Agent; Section 5(A)(2)(c) of the Convention de Modifications et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and Section 5(A)(2)(c) of the Convention de Modifications et de Réitération – Avances Phase IB dated December 1, 2004 among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.

In arriving at the opinions expressed below, we have reviewed and relied upon the following documents (the “Documents”):

(a)                                a certified copy of the minutes of the decision of September 29, 2004 of the partners of EDA, appointing Mr. Philippe Coen, as Gérant of EDA;

(b)                               a certified copy of the statuts (by-laws) of EDA, up-to-date as of September 30, 2004 (after the decisions of September 30, 2004 of the partners of EDA in respect of, among other things, two share capital increases and a share capital reduction of EDA and the approval of EDI SAS and EDS SAS as new partners of EDA);

(c)                                a certified copy of the statuts (by-laws) of EDA, up-to-date as of September 30, 2004 (after the decisions of September 30, 2004 of the sole shareholder of each of EDI SAS and EDS SAS in respect of, among other things, the contribution by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA; and before the transformation of EDA into a société en commandite par actions);

(d)                               a certified copy of the statuts (by-laws) of EDI SAS, EDS SAS and EDA, up-to-date as of November 30, 2004;

(e)                                an extrait K-bis dated November 26, 2004 from the Registre du commerce et des sociétés of Meaux with respect to each of EDI SAS, EDS SAS and Euro Disney Associés SCA;

(f)                                  a certified copy of the statements of account issued by EDA’s Gérant, with respect to each of EDI’s and EDS’s receivables against EDA, in the amount of €192,025,892.32 each;

(g)                               a certified copy of the reports issued by PricewaterhouseCoopers Audit dated September 30, 2004 certifying the accuracy of the statements of account issued by EDA’s Gérant, with respect to each of EDI’s and EDS’s receivables against EDA, in the amount of €192,025,892.32 each;

(h)                               a certified copy of the minutes of the decisions of September 30, 2004 of the partners of EDA in respect of, among other things, the two share capital increases of EDA, in an aggregate amount of €384,051,784.64 (including share issue premium) subscribed for by EDI and EDS; the share capital reduction of EDA in an amount of €235,541,130.69; and the approval of EDI SAS and EDS SAS as new partners of EDA;

(i)                                   a certified copy of the Contribution Agreement (contrat d’apport) between EDI and EDI SAS, dated September 30, 2004;

(j)                                   a certified copy of the report by Dominique Ledouble and Jean-Pierre Colle, acting as contribution appraisers (commissaires aux apports), dated September 22, 2004, relating to the contribution by EDI to EDI SAS of its shares (parts sociales) in EDA, and the related certificate of filing of such report dated September 22, 2004 from the Registre du commerce et des sociétés of Meaux;

(k)                                a certified copy of the minutes of the decisions of September 30, 2004 of the sole shareholder of EDI SAS, in respect of, among other things, the contribution by EDI to EDI SAS of its shares (parts sociales) in EDA and the related share capital increase of EDI SAS;

(l)                                   a certified copy of the certificate issued by EDA’s Gérant dated September 30, 2004 certifying delivery by EDI SAS of the Contribution Agreement at the registered office of EDA;

(m)                             a certified copy of the Contribution Agreement (contrat d’apport) between EDS and EDS SAS, dated September 30, 2004;

(n)                               a certified copy of the report by Dominique Ledouble and Jean-Pierre Colle, acting as contribution appraisers (commissaires aux apports), dated September 22, 2004, relating to the contribution by EDS to EDS SAS of its shares (parts sociales) in EDA, and the related certificate of filing of such report dated September 22, 2004 from the Registre du commerce et des sociétés of Meaux;

(o)                               a certified copy of the minutes of the decisions of September 30, 2004 of the sole shareholder of EDS SAS, in respect of, among other things, the contribution by EDS to EDS SAS of its shares (parts sociales) in EDA and the related share capital increase of EDS SAS;

(p)                               a certified copy of the certificate issued by EDA’s Gérant dated September 30, 2004 certifying the delivery by EDS SAS of the Contribution Agreement at the registered office of EDA;

(q)                               a certified copy of the minutes of the partners’ meeting of September 30, 2004 of EDA in respect of, among other things, the transformation of EDA into a French société en commandite par actions; and

(r)                                  a certified copy of the Standby Credit Agreement.

The opinions below are given solely on the basis of the laws of the French Republic as currently in effect and we have made no investigation of any other laws which may be relevant to the Documents, any transaction contemplated therein (including the Transactions) and/or the opinions below.  In addition, the opinions below do not and shall not purport to address any tax aspect or treatment of the Documents or any transactions contemplated therein (including the Transactions) or the tax position of any of the parties to the Documents.

In rendering the opinions expressed below, we have assumed and not independently verified:

(1)                                the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(2)                                that each of the parties to each of the Documents (other than EDI SAS and EDS SAS) is and was at the time of the Transactions duly incorporated and validly existing and has and had at the time of the Transactions the corporate power and authority to enter into the Documents to which it is a party;

(3)                                that the execution, delivery and performance of each of the Documents by each of the parties thereto (other than EDI SAS and EDS SAS) were duly and validly authorized by all necessary corporate action in accordance with any applicable laws;

(4)                                that each of the Documents has been duly executed and delivered by all parties thereto (other than EDI SAS and EDS SAS); and

(5)                                the accuracy and completeness at all relevant times of the statements of fact (including without limitation representations and warranties to the extent they relate to matters of fact) contained in the Documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.                                     On November 26, 2004, each of EDI SAS and EDS SAS was validly existing as a French société par actions simplifiée.

2.                                     On November 26, 2004, EDA was validly existing as a French société en commandite par actions.

3.                                     On September, 30, 2004 at 4:30 p.m. (Paris time), the two share capital increases of EDA each in an amount of €192,025,892.32 (including share issue premium), were duly authorized by all requisite actions of EDA’s corporate bodies and the corresponding 1,133,176,122 shares (parts sociales) of EDA issued to each of EDI and EDS were duly authorized and validly issued.

4.                                     On September, 30, 2004 at 4:30 p.m. (Paris time) and immediately following the two share capital increases referred to in paragraph 3 above, the share capital reduction of EDA in an amount of €235,541,130.69 was duly authorized by all requisite actions of EDA’s corporate bodies.

5.                                     On September 30, 2004 at 5 p.m. (Paris time), the contribution (apport) by EDI to EDI SAS of 366,659,494 shares (parts sociales) of EDA was duly authorized by all requisite actions of EDI SAS’s corporate bodies and the corresponding shares in EDI SAS were duly authorized and validly issued.

6.                                     On September 30, 2004 at 5:15 p.m. (Paris time), the contribution (apport) by EDS to EDS SAS of 366,659,494 shares (parts sociales) of EDA was duly authorized by all requisite actions of EDS SAS’s corporate bodies and the corresponding shares in EDS SAS were duly authorized and validly issued.

7.                                     On September 30, 2004 at 6 p.m. (Paris time), the transformation of EDA into a French société en commandite par actions was duly authorized by all requisite actions of EDA’s corporate bodies.

8.                                     The Standby Credit Agreement constitutes valid and binding obligations of TWDC, enforceable against it in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

A.                                      In rendering our opinions in paragraphs 1. and 2. above, we have relied without independent investigation solely on each of the applicable the extrait K-bis referred to in paragraph (e) of the list of documents examined by us, and we express such opinion solely as of the date of such extrait K-bis.

B.                                        In rendering our opinions in paragraphs 3. and 4. above, we have relied without independent investigation solely on the documents referred to in paragraphs (a), (f), (g) and (h) of the list of documents examined by us;

C.                                        In rendering our opinions in paragraph  5. above, we have relied without independent investigation solely on the documents referred to in paragraphs (i), (j), (k) and (l) of the list of documents examined by us;

D.                                       In rendering our opinions in paragraph 6. above, we have relied without independent investigation solely on the documents referred to in paragraphs (m), (n), (o) and (p) of the list of documents examined by us;

E.                                         With respect to our opinions in paragraphs 5 and 6 above, we wish to call your attention to the fact that one legal commentator (Paul Le Cannu, Dictionnaire Joly Sociétés, SAS – Société par Actions Simplifiée, No. 142, 2003) has taken the position that it is not possible in an société par actions simplifiée with a single shareholder for the sole shareholder to vote on a contribution in kind made by such shareholder to the société par actions simplifiée.  Mr. Le Cannu’s analysis is based on Article L.225-10 of the French Code de commerce governing sociétés anonymes, which provides that a shareholder making a contribution in kind to a société anonyme may not vote at a shareholders meeting on the proposed approval of such contribution, and on Article L.227-1 of the French Code de commerce according to which provisions applicable to sociétés anonymes are applicable to sociétés par actions simplifiées to the extent they are compatible with specific rules governing sociétés par actions simplifiées.  However, we disagree with Mr. Le Cannu’s analysis.  As rules on sociétés par actions simplifiées specifically provide that such companies (unlike sociétés anonymes) may have only one shareholder, our analysis is that Article L.225-10 of the French Code de commerce is not applicable to sociétés par actions simpifiées with a single shareholder, as otherwise such shareholder would be prohibited from making any contribution in kind to the company, a result so extraordinary that in our opinion it could result only from a specific legal provision to that effect.  We note that Mr. Le Cannu concurred with our conclusion in a prior publication (Paul Le Cannu, Encyclopédie Dalloz, Répertoire de droit des sociétés, Sociétés par actions simplifiées, No. 238, 2000);

F.                                         In rendering our opinions in paragraph 7 above, we hare relied without independent investigation solely on the document referred to in paragraph (q) of the list of documents examined by us;

G.                                        We do not express any opinion as to whether the second sentence of Section 2.3.1 of the Standby Credit Agreement is valid, binding or enforceable under French law;

H.                                       Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TWDC, (a) we have assumed that TWDC and any other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally;

I.                                            We express no opinion as to the availability of the remedy of specific performance or any remedies other than those culminating in a judgment for the payment of money as contemplated by Section 1142 of the French Code civil;

J.                                           In respect of payment obligations, French courts have the power, in light of the debtor’s position and the creditor’s needs, to defer or otherwise reschedule payment dates pursuant to Section 1244-1 of the French Code civil, which also permits French courts to decide that any amounts so deferred or rescheduled will bear interest at a rate lower than rate previously agreed among the parties and/or that payments will be first applied towards repayment of principal;

K.                                       A French court may require the Standby Credit Agreement to be translated into the French language by a sworn translator (traducteur assermenté) as a condition to its admissibility into evidence or before deeming it to be in proper form for enforcement; and

L.                                         Under the French Code général des impôts, a stamp tax of a nominal amount is due in respect of any written agreement or other instrument documenting an obligation to pay money, before use of such agreement or instrument can be made in the French Republic, whether in a public act, a declaration of any kind, or in dealing with any governmental authority, incuding the courts of the French Republic.

We are rendering this opinion in our capacity as Avocats au Barreau de Paris.  This opinion is addressed to BNP Paribas and Calyon solely for BNP Paribas’ and Calyon’s own use and that of the lenders that they respectively represent as Agent under the Contrat d’Ouverture de Crédit Multidevises dated September 5, 1989, as amended; the Contrat d’Avances d’Associés dated April 26, 1989, as amended; the Contrat d’Ouverture de Crédit dated March 25, 1991, as amended; and the Contrat d’Avances dated March 25, 1991, as amended, and for the purpose of the Convention de Modifications et de Réitération – Crédit Phase IA dated December 1, 2004, among Euro Disney SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas; the Convention de Modifications et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon; the Convention de Modifications et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and the Convention de Modifications et de Réitération – Avances Phase IB among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.  This opinion is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to for any other purpose and may not be relied upon by anyone else; provided, however, that a copy of this opinion may be shown to Caisse des Dépôts et Consignations.  We assume no obligation to advise you or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.  This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to any other matter.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:

Fabrice Baumgartner, a Partner

396758

December 1, 2004

BNP Paribas

E.C.E.P.

Project Finance

37, place du Marché St-Honoré

75001 Paris

as Agent under the

Contrat d’Ouverture de Crédit Multidevises

dated September 5, 1989, as amended

among Euro Disney SCA, Euro Disneyland SNC

and various lenders represented by BNP Paribas

Calyon

9, quai Paul Doumer

92920 Paris La Défense Cedex

as Agent under the

Contrat d’Avances d’Associés

dated April 26, 2989, as amended

among Euro Disneyland SNC

and various lenders represented by Calyon;

Contrat d’Ouverture de Crédit

dated March 25, 1991, as amended

among EDL Hôtels SCA, certain SNCs

and various lenders represented by Calyon; and

Contrat d’Avances

dated March 25, 1991, as amended

among certain SNCs, EDL Hôtels SCA as guarantor

and various lenders represented by Calyon.

Ladies and Gentlemen:

We have acted as special U.S. counsel to The Walt Disney Company (“TWDC), Disney Enterprises, Inc. (“DEI”), Euro Disney Investments, Inc. (“EDI”) and EDL SNC Corporation (“EDS”) in connection with (i) the 2004 Standby Revolving

Credit Agreement dated September 30, 2004 (the “Standby Credit Agreement”) between TWDC and Euro Disney SCA; (ii) certain undertaking letters (the “Undertaking Letters”) of TWDC copies of which are attached to this letter; (iii) an undertaking letter (the “DEI Undertaking Letter”) of DEI a copy of which is attached to this letter;  (iv) the subscription by way of set-off against certain receivables by EDI and EDS to two share capital increases of Euro Disney Associés SNC (“EDA”) in the amount of €192,025,892.32 (including share issue premium) each; and (v) the contribution (apport) by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA.

This opinion is delivered to you pursuant to Section 6(A)(2)(aa) of the Convention de Modification et de Réitération – Crédit Phase IA dated December 1, 2004 among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas as Agent; Section 3(A)(2)(c) of the Convention de Modification et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon as Agent; Section 5(A)(2)(c) of the Convention de Modification et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and Section 5(A)(2)(c) of the Convention de Modification et de Réitération – Avances Phase IB dated December 1, 2004 among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.

In arriving at the opinions expressed below, we have reviewed and relied upon the following documents:

(s)                                  copies of the by-laws of each of TWDC, DEI, EDI and EDS, certified by each of their respective corporate secretaries;

(t)                                    copies of the certificates of incorporation of each of TWDC, DEI, EDI and EDS, certified by the Secretary of State of the State of Delaware or by their respective corporate secretaries;

(u)                                 an executed copy of the Contribution Agreement (contrat d’apport, hereafter the “EDI Contribution Agreement”) between EDI and EDI SAS, dated September 30, 2004;

(v)                                 an executed copy of the Contribution Agreement (contrat d’apport, hereafter the “EDS Contribution Agreement”) between EDS and EDS SAS, dated September 30, 2004;

(w)                               an executed copy of the Standby Credit Agreement; and

(x)                                   executed copies of the Undertaking Letters and the DEI Undertaking Letter.

The Standby Credit Agreement, the Undertaking Letters, DEI Undertaking Letter, the EDI Contribution Agreement and the EDS Contribution Agreement are referred to collectively as the “Documents.”

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of TWDC, DEI, EDI and EDS and such other instruments and other certificates of public officials, officers and representatives of TWDC, DEI, EDI and EDS and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy as to factual matters of the representations and warranties of TWDC, DEI, EDI and EDS contained in the various agreements that we have reviewed).

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.               Each of TWDC, DEI, EDI and EDS is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.               Each of TWDC, DEI, EDI and EDS has the corporate power to enter into the Documents to which they are parties and to perform their obligations thereunder.

3.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, have been duly authorized by all necessary corporate action on the part of TWDC, DEI, EDI or EDS, as the case may be.

4.               The Standby Credit Agreement has been duly executed by TWDC.

5.               The Undertaking Letters have been duly executed and delivered by TWDC and are valid and binding obligations of TWDC, enforceable against TWDC in accordance with their respective terms.

6.               The DEI Undertaking Letter has been duly executed and delivered by DEI and is a valid and binding obligation of DEI, enforceable against DEI in accordance with its terms.

7.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, do not result in the violation or breach of any provision of their respective certificates of incorporation or by-laws or of any provision of the laws of the State of New York or the United States applicable to each of TWDC, DEI, EDI and EDS (except for the purposes of this paragraph we express no opinion as to any U.S. federal securities laws or any state securities laws or Blue Sky laws).

8.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, do not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York (except for the purposes of this paragraph we express no opinion as to any consent, approval, authorization, registration or qualification that may be required under U.S. federal securities laws or state securities laws or Blue Sky laws).

9.               A final, conclusive judgment for the payment of a sum of money of the Tribunal de Commerce de Paris that is enforceable in France against TWDC in respect of the Standby Credit Agreement will be enforced by any court of the State of New York, and any U.S. federal court sitting in the State of New York, without review of the merits, unless:

(i)                         the judgment was rendered under a system that does not provide impartial tribunals or procedures compatible with the requirements of due process of law;

(ii)                      the Tribunal de Commerce de Paris did not have jurisdiction over the subject matter;

(iii)                   the defendant did not receive notice of the relevant proceedings in sufficient time to enable it to defend;

(iv)                  the judgment was obtained by fraud;

(v)                     the cause of action on which the judgment is based is repugnant to the public policy of the State of New York;

(vi)                  the judgment conflicts with another final and conclusive judgment;

(vii)               the proceeding was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the Tribunal de Commerce de Paris; or

(viii)            in the case of jurisdiction based only on personal service, the Tribunal de Commerce de Paris was a seriously inconvenient forum for the trial of the action.

Insofar as the foregoing opinions relate to the valid existence and good standing of TWDC, DEI, EDI and EDS, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware and on a telephonic confirmation from such Secretary of State.  Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TWDC or DEI, (a) we have assumed that each other party to such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement enforceable against it (except that no such assumption is made as to TWDC or DEI regarding matters of the General Corporation Law of the State of

Delaware or the law of the State of New York that in our experience are normally applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed in paragraphs 7 and 8, we express no opinion as to any violation of, or any consent, approval, authorization, registration or qualification required under, any law or regulations which may have become applicable to TWDC, DEI, EDI and EDS as a result of the involvement of other parties in the transactions referred to in the Documents to which each is a party because of their legal or regulatory status or because of any other facts specifically pertaining to them.  In addition, the opinions expressed in such paragraphs 7 and 8 relate only to those laws and regulations that, in our experience, are normally applicable to transactions of the type referred to in the Documents to which each is a party.

We note that (i) provisions in any agreement by which a party submits to the general jurisdiction of the courts of the State of New York, the U.S. federal courts sitting in the State of New York are subject to the applicable limitations on the competent jurisdiction of such courts; and (ii) we express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action between two parties neither of which is a citizen of any U.S. state for purposes of 28 U.S.C. Sec. 1332

We note that the designation under the Undertaking Letters and the DEI Undertaking Letter of the U.S. federal courts located in the State of New York as the venue for actions or proceedings with respect thereto or any proceeding to execute or otherwise enforce any judgment in respect of any breach thereof (notwithstanding the waiver therein) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the ground that such a federal court is an inconvenient forum for such an action or proceeding.

We note that effective enforcement of a foreign currency claim in the New York State courts or the U.S. federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim) be converted into United States dollars at the rate of exchange prevailing on a specified date.

The foregoing opinions are limited to the law of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

This opinion is addressed to BNP Paribas and Calyon solely for BNP Paribas’ and Calyon’s own use and that of the lenders that they respectively represent as Agent under the Contrat d’Ouverture de Crédit Multidevises dated September 5, 1989, as amended; the Contrat d’Avances d’Associés dated April 26, 2989, as amended; the Contrat d’Ouverture de Crédit dated March 25, 1991, as amended; and the Contrat d’Avances dated March 25, 1991, as amended, and for the purpose of the Convention de Modification et de Réitération – Crédit Phase IA dated December 1, 2004, among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC, the Agent and various lenders represented by BNP Paribas; the Convention de Modification et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon; the Convention de Modification et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and the Convention de Modification et de Réitération – Avances Phase IB among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.  This opinion is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to for any other purpose and may not be relied upon by anyone other than the Agent or such lenders; provided, however, that a copy of this opinion may be shown to Caisse des Dépôts et Consignations.  We assume no obligation to advise you or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:
Andrew Bernstein, a Partner

SCHEDULE 32
Agreement in principle of the tax administration

[This exhibit only exists in French and absent a translation into English is summarized as follows:

A letter from the General Tax Administration (Direction Génerale des Impôts) to Euro Disney SCA, relating to the transfer (without limitation) of the tax losses of Euro Disney S.C.A to Euro Disney Associés.]

SCHEDULE 33
New Revolving Credit Facility

[See Exhibit 4.7 to the Form 20-F]